UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
LANCASTER COLONY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-16(i)(1) and 0-11

380 Polaris Parkway, Suite 400
Westerville, Ohio 43082

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 9, 2022
The Annual Meeting of Shareholders (the “Annual Meeting”) of Lancaster Colony Corporation (the “Corporation”) will be held exclusively online at 1:00 p.m. Eastern Standard Time on November 9, 2022, or at any adjournment or postponement thereof. Shareholders of record will be able to attend, vote shares and submit questions electronically during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LANC2022 and entering the 16-digit control number included on their proxy card or in the instructions accompanying their proxy materials. A live webcast of the Annual Meeting will also be available to the general public at www.lancastercolony.com. There is no physical location for the Annual Meeting.
The meeting will be held for the following purposes:
1.	To elect four directors, each for a term that expires in 2025;
2.	To approve, by non-binding vote, the compensation of the Corporation’s named executive officers;
3.	To ratify the selection of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2023; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
By action of the Board of Directors, only shareholders of record at the close of business on September 12, 2022 will be entitled to receive notice of and vote at the Annual Meeting.
Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, we request that you sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting. This will not prevent you from voting electronically at the Annual Meeting but will ensure that your vote is counted if you are unable to attend. A self-addressed envelope with pre-paid postage is enclosed for your convenience in returning the proxy. Alternatively, internet voting is available, as described in the proxy voting instructions on your proxy card.
John B. Gerlach, Jr.
Executive Chairman of the Board
October 11, 2022

LANCASTER COLONY CORPORATION
380 Polaris Parkway, Suite 400
Westerville, Ohio 43082

PROXY STATEMENT
General Information
This Proxy Statement is furnished to the shareholders of Lancaster Colony Corporation (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation (the “Board”) of proxies to be used in voting at the Annual Meeting of Shareholders, which will be held exclusively online at www.virtualshareholdermeeting.com/LANC2022 at 1:00 p.m. Eastern Standard Time on November 9, 2022, or any adjournment or postponement thereof (the “Annual Meeting”). The proposals referenced on the enclosed proxy card are described in this Proxy Statement. This Proxy Statement and enclosed proxy card are first being mailed to shareholders on or about October 11, 2022.
By signing and returning the enclosed proxy card to the Corporation prior to the Annual Meeting, or by voting electronically or by telephone in a timely manner, a shareholder authorizes the Board, through its designees, to represent and vote that shareholder’s shares at the Annual Meeting in accordance with the shareholder’s instructions. The authorized designees of the Corporation may vote those shares to adjourn the meeting and will be authorized to vote those shares at any postponements or adjournments of the meeting. A shareholder’s proxy may be revoked at any time before the vote at the Annual Meeting. To be effective, any revocation must be communicated to the Secretary or Assistant Secretary of the Corporation prior to the vote at the Annual Meeting. The mere (online) presence of a shareholder at the Annual Meeting will not revoke that shareholder’s proxy unless specific notice of revocation is given to the Secretary or Assistant Secretary of the Corporation.
The Corporation will bear the cost of soliciting proxies, including any charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of the Corporation’s shares. Proxies may be solicited by personal interview, mail, telephone and electronic communications through the efforts of employees of the Corporation.
By action of the Board, only the Corporation’s shareholders of record at the close of business on September 12, 2022 are entitled to receive notice of and vote at the Annual Meeting (online) or any adjournments or postponements thereof. As of September 12, 2022, the Corporation had outstanding 27,552,861 common shares without par value (“Common Stock”), with each such share of Common Stock entitling its holder to one vote. The Corporation has no other class of stock outstanding.
The presence, in person (online) or by proxy, of a majority of the outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies reflecting abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding their customers’ shares in “street name” sign and submit proxies for those shares but fail to vote on some matters.
Beneficial owners of shares held in “street name” should receive a voting instruction card from their broker, bank or nominee, as the record holder of the shares, to direct the record holder on how to vote such shares.
Voting Requirements
The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and proxies marked “Withhold” will have no effect on the election of the director nominees. Any director nominee who receives more “Withhold” votes than “For” votes in an uncontested election such as this election is expected to tender his or her resignation for consideration by both the Nominating and Governance Committee and the Board pursuant to the Board’s policy summarized herein under “Corporate Governance – Majority Voting Policy in Uncontested Elections.”
The non-binding approval of the compensation of our named executive officers and the ratification of the Corporation’s independent registered public accounting firm for the year ending June 30, 2023 require the affirmative vote of a majority of outstanding shares by the holders of the Common Stock at a meeting at which a quorum is present. Broker non-votes and abstentions will have the effect of a vote “Against” these proposals.

PROPOSAL ONE
NOMINATION AND ELECTION OF DIRECTORS
The Board currently consists of ten members and is divided into two classes of three members and one class of four members. The members of the three classes are elected to serve for staggered terms of three years.
Each of the nominees is a current director of the Corporation and has consented to stand for re-election to the Board with a term expiring at the Corporation’s 2025 Annual Meeting of Shareholders. In the event that any of the nominees becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a new nominee, and the persons named as proxies will vote for that substitute nominee.
The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below by executing and returning the enclosed proxy card before the Annual Meeting.
Nominees for Term to Expire in 2025
Name	Position with the Corporation	Age	Director Since
Barbara L. Brasier	Director of the Corporation	64	2019
David A. Ciesinski	Director, Chief Executive Officer and President of the Corporation	56	2017
Elliot K. Fullen	Director of the Corporation	57	2021
Alan F. Harris	Director of the Corporation	68	2008
Continuing Directors – Term to Expire in 2023
Name	Position with the Corporation	Age	Director Since
Robert L. Fox	Director of the Corporation	73	1991
John B. Gerlach, Jr.	Director and Executive Chairman of the Board	68	1985
Robert P. Ostryniec	Director of the Corporation	61	2014
Continuing Directors – Term to Expire in 2024
Name	Position with the Corporation	Age	Director Since
Neeli Bendapudi	Director of the Corporation	59	2005
William H. Carter	Director of the Corporation	69	2015
Michael H. Keown	Director of the Corporation	60	2018
The following information is provided for each continuing director and each person nominated for election as a director and includes their principal occupations during the past five years; their specific experiences, qualifications, attributes or skills that qualify them to serve as directors; and certain other information.
Barbara L. Brasier retired in April 2018 as Chief Financial Officer and Senior Vice President of Herc Rentals, Inc., an equipment rental company, after leading its spinoff from Hertz Global Holdings, Inc. beginning in 2015. She served as Senior Vice President, Tax and Treasury for Mondelez International (successor to Kraft Foods, Inc.) from 2012 to 2015 and as a Senior Vice President of Kraft Foods Inc. in several finance roles from 2009 to 2012. In addition, she served as Vice President and Treasurer of Ingersoll Rand, a diversified industrial company, from 2004 to 2008. Prior to that, Ms. Brasier held various leadership roles at Mead Corporation, a packaging and forest product company, including service as a divisional President. She currently serves as Chairperson of the Audit Committee of the Board of Directors of John Bean Technologies Corporation, as a member of the Audit Committee and the Compensation Committee of the Board of Directors of Molina Healthcare Inc., and as a member of the Audit Committee of the Board of Directors of Henny Penny Corporation. Ms. Brasier’s executive leadership of a diverse portfolio of international public companies over a 38-year career and her current service as a director of three companies with a class of securities registered pursuant to Section 12 of the Exchange Act (our Corporation, John Bean Technologies Corporation and Molina Healthcare Inc.) and one private company provides the Board with valuable insight and expertise in numerous areas, including strategic planning, change management, mergers and acquisitions, accounting, tax and audit.
David A. Ciesinski currently serves as President and Chief Executive Officer of the Corporation. He has served as President of the Corporation since April 2016 and as Chief Executive Officer since July 2017. Mr. Ciesinski previously served as President of the Meal Solutions Division at Kraft Foods Group, Inc. and as its Executive Vice President and President of Meals & Desserts from 2014 to 2015, in which capacity he was responsible for leading Kraft’s grocery business. Prior to joining Kraft, Mr. Ciesinski served in various leadership roles at the H.J. Heinz Company between 2001 and 2013, including Vice President of Global Business Development, in which capacity he was responsible for leading corporate business development activities, Group Vice President and Chief Marketing Officer of the U.S. Retail Division, and various other leadership roles. As a veteran of the packaged foods industry with a broad base of executive leadership positions, Mr. Ciesinski’s past experience provides a strong background to draw from in his role as the Corporation’s President and Chief Executive Officer. He currently serves on the Audit Committee and the Corporate Governance Committee of the Board of Directors of Essential Utilities Inc., a company with a class of securities registered pursuant to Section 12 of the Exchange Act. Mr. Ciesinski offers the Board detailed knowledge of the Corporation and valuable insight into management’s perspective with respect to the Corporation’s operations and strategy.
Elliot K. Fullen currently serves as Founder of Fullen Business Consulting, an advisory services firm providing support and expertise to private equity sponsors. His firm focuses on new platform investment strategies, due diligence for mergers and acquisitions, and the integration of operational management. Previously, Mr. Fullen served in several executive roles for Hexion Inc., an international chemicals and materials company. He was Vice President & General Manager, Epoxy Specialty Products from 2009-2012; Vice President, Corporate Strategy & Development from 2007-2009; Managing Director, Asia Pacific from 2003-2007; Vice President & General Manager, Specialty Coatings from 1998-2003. Prior to joining Hexion, he held engineering, corporate finance and treasury roles at Duracell, Inc. from 1987 to 1996. Mr. Fullen currently serves on the Board of Airnov Healthcare Packaging, a global manufacturer of packaging solutions to the pharmaceutical, nutraceutical, and diagnostic markets. Mr. Fullen’s extensive experience leading global businesses, as well as his strategic and M&A expertise across several industries, enables him to provide valuable perspective and insight to the Board.
Alan F. Harris has been retired from full-time employment since 2007. He served as Executive Vice President and Chief Marketing and Customer Officer of Kellogg Company, a food products company, from 2003 to 2007, and Executive Vice President and President, Kellogg Company International Division from 2000 to 2003. With over 23 years of experience at Kellogg in a variety of positions, Mr. Harris possesses extensive domestic and international experience in the retail food industry, as well as considerable consumer marketing expertise. In addition, Mr. Harris embodies many other desirable qualities that contribute to the leadership of the Corporation, including strong general management breadth and experience and significant strategic acumen. Mr. Harris has made significant contributions to the Board in key areas of oversight, including strategic planning, risk assessment and product development.
Robert L. Fox currently serves as an Account Executive at Boenning & Scattergood, Inc., a stock brokerage firm, and has held that position since August 2019. He previously served as Financial Adviser at Sweney Cartwright & Co., a stock brokerage firm, from November 2014 to August 2019, as Financial Adviser for Wells Fargo Advisors, a stock brokerage firm, from July 2008 to November 2014, as Financial Adviser for A.G. Edwards & Sons, Inc., a stock brokerage firm, from 2005 to July 2008, and as Financial Adviser for Advest, Inc., a stock brokerage firm, from 1978 to 2005. Mr. Fox has over 40 years of experience in the securities industry analyzing and evaluating the financial, operational and managerial capabilities of public companies. This experience enables Mr. Fox to better view the Corporation from a shareholder’s perspective and contribute that perspective to the Board. As a long-standing member of the Board, Mr. Fox demonstrates an extensive knowledge of our business, our history and the markets we serve. Mr. Fox’s significant ownership interest in the Corporation assures that his interests are directly aligned with those of our shareholders.
John B. Gerlach, Jr. currently serves as Executive Chairman of the Board of the Corporation and has held that position since July 2017. He served as Chief Executive Officer of the Corporation from 1997 until June 2017. Mr. Gerlach brings significant leadership and operational management experience to the Board. Mr. Gerlach has demonstrated strong executive leadership skills through over 35 years of executive officer service with the Corporation, including over 20 years as CEO. Mr. Gerlach is the Corporation’s longest-serving director. This experience, combined with his prior service on the board of Huntington Bancshares Incorporated and numerous nonprofit organizations, provides Mr. Gerlach with vast board level leadership capabilities. Perhaps most importantly, Mr. Gerlach’s significant ownership interest in the Corporation ensures that top leadership is directly aligned with the interests of our shareholders.
Robert P. Ostryniec retired from full-time employment in March 2017. He served as Chief Product Supply Officer for Keurig Green Mountain, Inc. from 2013 until March 2017. He also served as Global Supply Chain Officer for H.J. Heinz Company from 2010 to 2013 and Supply Chain Vice President of H.J. Heinz Company from 2003 to 2010. Mr. Ostryniec has 34 years of experience as an executive in manufacturing, purchasing, supply chain and logistics roles for publicly traded, consumer-focused companies including General Electric Company, Stanley Black & Decker, Inc., H.J. Heinz Company and Keurig Green Mountain, Inc. Mr. Ostryniec’s significant management experience, particularly in manufacturing, purchasing, supply chain and logistics, enables him to provide valuable perspective and insight to the Board.
Neeli Bendapudi, Ph.D. currently serves as President of The Pennsylvania State University (“Penn State”). Penn State is a Carnegie R-1 institution with a budget of $8.4 billion operating across 24 campuses. She previously served as President of the University of Louisville (2018-2021), as Provost and Executive Vice Chancellor of the University of Kansas (2016-2018), and as Dean of the School of Business of the University of Kansas (2011-2016). She served as Professor/Associate Professor of Marketing at The Ohio State University from 1996 to 2007 and from October 2008 to July 2011. Dr. Bendapudi served as Executive Vice President and Chief Customer Officer of Huntington National Bank from April 2007 until October 2008. She has experience on other corporate boards, including as a director of Fred’s Inc. from March 2018 until May 2018, during which period that company had a class of securities registered pursuant to Section 12 of the Exchange Act. Dr. Bendapudi’s extensive knowledge of marketing, brand strategies and consumer behavior provides considerable benefit in the Board’s oversight of our retail marketing strategies. As an educator, Dr. Bendapudi adds to the diversity of experience the Corporation values in its leadership.
William H. Carter has been retired from full-time employment since December 2015. He served as Executive Vice President and Chief Financial Officer of Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), an international specialty chemicals and materials company, from April 1995 to December 2015. While at Hexion Inc., Mr. Carter also served on the business continuity team and gained experience in cyber security matters. In addition, he served as a director of Hexion Inc. from November 2001 to December 2015. Mr. Carter also served as Executive Vice President and Chief Financial Officer and as a director of Momentive Performance Holdings LLC and its wholly-owned subsidiary, Momentive Performance Materials Inc., from October 2010 until October 2014. Momentive Performance Materials Inc. voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code in April 2014 and emerged from the Chapter 11 reorganization in October 2014. Prior to joining Hexion Inc., Mr. Carter was a partner with PwC, which he joined in 1975. Currently, he is a director of M/I Homes, Inc. and chair of its audit committee, providing additional experience overseeing the issues that public companies face. He currently serves on the board of trustees of the James Cancer Foundation. Mr. Carter’s extensive finance and accounting experience provides the Board with valuable expertise in numerous financial areas, including accounting, tax, treasury, capital markets and strategic planning.
Michael H. Keown has 38 years of experience in the consumer packaged goods industry with the last 18 years in CEO/C-Suite roles in both larger public companies as well as smaller privately held food and beverage enterprises. Mr. Keown served as Chief Executive Officer at Quinn Snacks, a natural food snack company, from December 2021 through September 2022. Prior to that, from August 2019 to December 2021, he served as Chief Executive Officer of Honey Stinger, a sports nutrition brand which provides natural and organic energy to athletes and consumers who want to optimize their athletic performance. He served as President, Chief Executive Officer and Director of Farmer Brothers, a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products, from March 2012 through May 2019. From 2003 to March 2012, Mr. Keown served in various executive capacities at Dean Foods Company. He was at WhiteWave Foods Company, a subsidiary of Dean Foods, from 2004 to March 2012. He served as President, Indulgent Brands from 2006 to March 2012. He was also responsible for WhiteWave’s alternative channel business, which was largely foodservice. From 2004-2006, Mr. Keown served as the Head of Sales, Marketing, and R&D. From 2003-2004, he was President of the Dean Branded Products Group of Dean Foods. Mr. Keown joined Dean Foods from The Coca-Cola Company, where he served as Vice President and General Manager of the Shelf Stable Division of The Minute Maid Company. Mr. Keown started his career having held various positions with E&J Gallo Winery and The Procter & Gamble Company. He served on the Board of Directors of Welch Foods Inc., a wholly owned subsidiary of the National Grape Cooperative Association, Inc., from 2015-2018. The Board believes Mr. Keown’s significant management experience in the food industry provides valuable perspective to the Board.

The following table presents gender and demographic information relating to our directors and director nominees as of the date of this report. Each of the categories listed in the below table has the meaning ascribed to it in Nasdaq Rule 5605(f).
Board Diversity Matrix
	Female	Male
Total Number of Directors	10
Part 1: Gender Identity
Directors	2	8
Part II: Demographic Background
African American or Black	—	1
Asian	1	—
White	1	7

CORPORATE GOVERNANCE
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Executive Committee. In addition, the Board has adopted a Corporate Governance Program that includes Corporate Governance Principles, a Code of Business Ethics, Standards of Conduct and an Insider Trading Policy. Each of these documents and the charters of the Board Committees are posted on the Corporation’s web site at www.lancastercolony.com/investors/corporate-governance/governance-documents/default.aspx.
Director Independence — The Board and the Nominating and Governance Committee have reviewed and evaluated transactions and relationships with Board members and Board nominees to determine the independence of each of the members or nominees. The Board does not believe that any of its nonemployee members or nominees have relationships with the Corporation that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The Board and the Nominating and Governance Committee have determined that a majority of the Board’s members are “independent directors,” as that term is defined in the applicable Nasdaq Global Select Market (“Nasdaq”) listing standards. The Board has identified and determined that Dr. Bendapudi, Ms. Brasier, and Messrs. Carter, Fox, Fullen, Harris, Keown and Ostryniec are independent directors.
Board Attendance — Each member of the Board is expected to make a reasonable effort to attend all meetings of the Board, all applicable committee meetings and each annual meeting of shareholders. All members of the Board at the time of our virtual 2021 Annual Meeting attended the meeting, and each of the current members of the Board is expected to attend the 2022 Annual Meeting online. The Board held a total of five meetings during fiscal 2022. Each director attended at least 75% of the aggregate meetings of the Board and the committees on which he or she served in fiscal 2022.
Board Leadership Structure — Mr. John B. Gerlach, Jr. currently serves as the Executive Chairman of the Board. Mr. David A. Ciesinski currently serves as the Corporation’s Chief Executive Officer (“CEO”). The Board believes that the Corporation and its shareholders are best served by retaining the Board’s flexibility to allocate the responsibilities of Executive Chairman of the Board and CEO in any way that is in the best interests of the Corporation at any future point in time.
Under the Corporation’s Corporate Governance Principles, the Corporation is required to have a Lead Independent Director when the positions of Chairman of the Board and CEO are held by the same person. Although the Chairman and CEO positions are currently held by different individuals, the Board has chosen to appoint a Lead Independent Director, Mr. Alan F. Harris, who has served in that capacity since November 14, 2018. Under the Corporate Governance Principles, the Lead Independent Director:
•	works closely with the Chairman to approve the information presented to the Board and set and approve meeting agendas and meeting schedules;
•	chairs meetings of the Board in the absence of the Chairman;
•	oversees meetings of the independent directors, including executive sessions of the nonemployee directors;
•	serves as the principal liaison between the independent directors and the Chairman;
•	takes a leading role in the Board evaluation process; and
•	has the authority to call meetings of the independent directors from time to time.
Mr. Gerlach, in his capacity as Executive Chairman, serves as a bridge between the Board and management and provides critical leadership for executing the Corporation’s strategic initiatives and confronting its challenges. As an Executive Chairman who is both a member of the management team and a significant shareholder, he is well-situated to assess the Corporation’s strategy and maximize shareholder value. The Board believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Independent Director.
Board Role in Risk Oversight — The Board, together with the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are responsible for overseeing the Corporation’s risk management. The full Board periodically receives an overview of key risks from various members of senior management. In addition, the Compensation Committee oversees risk requiring its expertise, such as those related to incentive compensation programs and policies. The Nominating and Governance Committee monitors compliance with the Corporate Governance Principles and reviews the Corporation’s management of risks related to corporate social responsibility, including with respect to sustainability and the environment.
Although the Board and its committees oversee risk management for the Corporation, management is responsible for the day-to-day management and mitigation of the Corporation’s risks. We believe this division of responsibility reflects the appropriate roles of the Board and management in assessing and managing risks and has no effect on the Board’s leadership structure. Management of the Corporation has formed an Enterprise Risk Management Committee (“ERM Committee”) consisting of the CEO, CFO, Chief Information Officer, Chief Supply Chain Officer, Director of Internal Audit, General Counsel, Assistant General Counsel, and Vice President of Infrastructure and Security. The primary responsibility of the ERM Committee is to promote the development of sound policies, procedures and practices for managing the Corporation’s material risks and to report the results of the ERM Committee’s activities to the Audit Committee. The ERM Committee provides the Audit Committee with reports on a periodic basis regarding the Corporation’s major financial, litigation and enterprise risk exposures, including ESG, information security, technology, and cybersecurity risks and the actions management has taken to monitor and control such risks.
Director Qualifications — The Nominating and Governance Committee looks for candidates who possess qualifications that meet our strategic needs, who maintain the highest personal and professional ethics, integrity and values, who understand our business, who have diverse backgrounds and experiences in key business, financial and other challenges that are faced by publicly held corporations with a consumer focus, who contribute a diverse frame of reference or point of view by virtue of ethnicity, age, gender or otherwise, and who represent the long-term interest of our shareholders. In particular, the Nominating and Governance Committee looks for candidates with experience in areas such as: management of public companies or other large organizations; consumer packaged goods, particularly retail food companies; investment banking or the banking industry; accounting and finance; technology; supply chain; and retail/mass marketing experience. The Corporation’s long-standing commitment to diversity was reinforced in 2020 with the adoption of a rule in its Corporate Governance Principles requiring the Board to include highly qualified women and minority candidates in the pool of candidates considered for nomination as directors. Each director is expected to represent all shareholders rather than special interest groups or any specific group of shareholders.
Corporate Governance Principles — We operate under a set of Corporate Governance Principles designed to promote good corporate governance and align the interests of our Board and management with those of our shareholders. The Corporate Governance Principles relate to the role, composition, structure and functions of the Board and the Corporation. The Nominating and Governance Committee is responsible for periodically reviewing these Corporate Governance Principles and recommending any changes to the Board.
Majority Voting Policy in Uncontested Elections — Pursuant to our Corporate Governance Principles, in an uncontested election of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), a nominee who receives more “Withhold” votes than “For” votes in such election is expected to promptly tender his or her resignation as a director. The Nominating and Governance Committee will consider each tendered director resignation and recommend to the Board whether to accept or reject it. After considering the recommendation of the Nominating and Governance Committee and any other information the Board deems appropriate, and within 90 days following the certification of the election results, the Board will act to accept or reject each tendered director resignation and promptly disclose its decision.
If a director’s resignation is rejected, the Board will disclose the reasons for its decision, and the director will continue to serve the remainder of his or her term until his or her successor is duly elected or until his or her earlier death, resignation or removal. If a director’s resignation is accepted, the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board, in each case to the extent permitted by the Corporation’s Amended and Restated Code of Regulations.
Any director who tenders a resignation under this policy may not participate in the Nominating and Governance Committee recommendation or the action of the Board regarding whether to accept or reject such tender of resignation.
Code of Business Ethics and Standards of Conduct — The Corporation has adopted a Code of Business Ethics and Standards of Conduct that inform the Corporation’s directors and employees of their legal and ethical obligations to the Corporation and set a high standard of business conduct. The Code of Business Ethics and

Standards of Conduct apply to all employees and, where applicable, to directors of the Corporation. The Corporation intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, any provision (including the standards listed under Item 406(b) of Regulation S-K) of the Code of Business Ethics that applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on the Corporation’s website at www.lancastercolony.com/investors/corporate-governance/default.aspx.
Shareholder Communication with the Board — Any of the directors may be contacted by writing to them at: Board of Directors, c/o Corporate Secretary’s Office, Lancaster Colony Corporation, 380 Polaris Parkway, Suite 400, Westerville, Ohio 43082. The directors have requested that the Secretary of the Corporation act as their agent in processing any communication received. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees will be forwarded to the Board of Directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the Chairperson of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibility and will be forwarded to the appropriate officer at the Corporation. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.
BOARD COMMITTEES AND MEETINGS
Audit Committee — The Board has established an audit committee (the “Audit Committee”) that currently consists of Ms. Brasier and Messrs. Carter, Fullen, Harris and Ostryniec. Mr. Carter serves as Chairperson of the Audit Committee and has done so since October 2020. The Board has determined that each member of the Audit Committee meets Nasdaq independence requirements and that Ms. Brasier and Messrs. Carter and Harris qualified as “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K. With respect to its assessment of whether Ms. Brasier and Messrs. Carter and Harris qualified as “audit committee financial experts,” the Board considered, among other things, their business experience and background. The duties of the Audit Committee include the responsibility of reviewing financial information (both external and internal) about the Corporation and its subsidiaries to ensure that (i) the overall audit coverage of the Corporation and its subsidiaries is satisfactory and appropriate to protect the shareholders from undue risks, and (ii) an adequate system of internal financial control has been designed and implemented throughout the Corporation and is being effectively maintained. Additionally, the Audit Committee has sole authority and direct responsibility with respect to the appointment, compensation, retention and oversight of the Corporation’s independent registered public accounting firm or independent auditor. Also, as part of its duties, the Audit Committee has adopted procedures for receiving and acting on complaints received by the Corporation regarding accounting, internal controls and auditing issues. Such complaints should be sent to the attention of the Corporate Secretary’s Office, Lancaster Colony Corporation, 380 Polaris Parkway, Suite 400, Westerville, Ohio 43082. The Audit Committee annually reviews the Audit Committee charter and annually evaluates the Audit Committee’s performance. The Audit Committee held four meetings during fiscal 2022.
Compensation Committee — The Board has established a compensation committee (the “Compensation Committee”) that currently consists of Dr. Bendapudi and Messrs. Carter, Fox and Ostryniec. Dr. Bendapudi currently serves as Chairperson of the Compensation Committee and has done so since February 2021. It has been determined by the Board that each member of the Compensation Committee meets Nasdaq independence requirements. The duties of the Compensation Committee include: annually determining the compensation of the Chief Executive Officer and other key executives and reviewing and approving goals and objectives relevant to their activities; reviewing and approving the Chief Executive Officer’s recommendations as to the compensation of other executive officers of the Corporation; reviewing and approving offers to potential executive officers to join the Corporation; reviewing and approving perquisite policies; reviewing and approving employment agreements, severance or retention plans or agreements, and severance or termination payments for executive officers; having direct responsibility to retain, compensate and oversee independent compensation consultants and other advisors; overseeing regulatory compliance regarding compensation matters; establishing and evaluating performance goals and the level of achievement of such goals; reviewing and offering advice regarding direct compensation, equity-based compensation and retirement pay programs; administering equity-based compensation plans and approving equity awards; reporting activities to the Board; reviewing and discussing the Compensation Discussion and Analysis with the Corporation’s management; determining whether to recommend to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and Proxy Statement; preparing a Compensation Committee Report for inclusion in the Corporation’s Annual Report on

Form 10-K and Proxy Statement; periodically reviewing director compensation in relation to other comparable companies and in light of other facts the Compensation Committee finds appropriate; annually reviewing the Compensation Committee charter; and annually evaluating the Compensation Committee’s performance. The charter does not provide the Compensation Committee with any delegation authority regarding its duties, except for the ability to delegate authority to approve equity awards to a subcommittee of the Compensation Committee. See the discussion below under “Compensation Discussion and Analysis” and “Compensation of Directors” for more information about the Compensation Committee’s processes and procedures. The Compensation Committee held four meetings during fiscal 2022.
Nominating and Governance Committee — The Board has established a nominating and governance committee (the “Nominating and Governance Committee”) that currently consists of Dr. Bendapudi and Messrs. Fox, Harris and Keown. Mr. Fox serves as Chairperson of the Nominating and Governance Committee. It has been determined by the Board that each member of the Nominating and Governance Committee meets Nasdaq independence requirements. The duties of the Nominating and Governance Committee include the identification and nomination of candidates to the Board for election as directors of the Corporation, the annual review of its charter, and the development and review of a set of Corporate Governance Principles. The Nominating and Governance Committee has reviewed the Corporate Governance Principles and found them to be acceptable in scope and application and has so reported to the Board. The Nominating and Governance Committee also reviews the Corporation’s policies and activities regarding corporate social responsibility, including policies regarding sustainability matters and the environment, and generally considers the subject of diversity as further described in this section and in the “Corporate Governance – Director Qualifications” section of this Proxy Statement. The Nominating and Governance Committee held four meetings during fiscal 2022.
The Nominating and Governance Committee uses various sources to identify Board candidates, including the Corporation’s executive officers, current members of the Board and independent third-party search firms. The Nominating and Governance Committee also considers the nomination of director candidates recommended by shareholders in conformance with the tests and standards outlined in the Nominating and Governance Committee’s charter and the Corporation’s Amended and Restated Code of Regulations. Section 2.03 of the Corporation’s Amended and Restated Code of Regulations authorizes director nominations to be made by shareholders if the conditions specified therein are met, including the provision of advance notice, certain personal background information, and a written statement from the proposed candidate agreeing to be identified in the Proxy Statement as a nominee and, if elected, to serve as a director. Recommendations to the Nominating and Governance Committee from a shareholder regarding one or more candidates must generally be delivered to the Corporation’s Corporate Secretary between 60-90 days prior to the meeting in which such shareholder proposes that the recommended candidate(s) stand for election.
The Nominating and Governance Committee has not established specific, minimum qualifications or criteria for nominees that it proposes for Board membership, but it evaluates the entirety of each candidate’s credentials, believing that the Corporation will be best served if its directors bring a variety of experiences and backgrounds and demonstrate integrity, executive leadership, and financial, marketing, technology, supply chain or business knowledge and experience, among other things. Highly qualified women and minority candidates, as well as highly qualified candidates with other diverse backgrounds, will be included in the pool of potential candidates considered for nomination as directors. The Nominating and Governance Committee uses the same manner and process for evaluating every candidate for Board membership, regardless of the original source of the candidate’s nomination.
Executive Committee — The Board has established an executive committee (the “Executive Committee”) that currently consists of Messrs. Gerlach, Fox and Harris. No particular director serves as Chairperson of the Executive Committee. The Executive Committee operates pursuant to resolutions that were adopted by the Board in February 2008. The Executive Committee exercises the power and authority of the Board in managing the business and affairs of the Corporation (other than any power or authority specifically precluded by applicable law, the Corporation’s Articles of Incorporation or Amended and Restated Code of Regulations, or by limiting resolutions of the Board), but the Executive Committee acts only in the intervals between meetings of the Board. Furthermore, all acts of the Executive Committee must be reported at the next Board meeting. The Executive Committee met one time during fiscal 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following shareholders have beneficial ownership, directly or indirectly, of more than five percent of the outstanding Common Stock as of September 12, 2022:
Name and Address of Beneficial Owner	Nature of Beneficial Ownership	Amount of Beneficial Ownership	Percent of Class(1)
John B. Gerlach, Jr.(2) c/o Lancaster Colony Corporation 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082	Direct and indirect	7,662,016	27.8%
Dareth A. Gerlach(3) c/o Lancaster Colony Corporation 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082	Direct and indirect	5,924,133	21.5%
John B. Gerlach Trust A-1(2) c/o Lancaster Colony Corporation 380 Polaris Parkway, Suite 400 Westerville, Ohio 43082	Direct	5,737,602	20.8%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	Direct and indirect	2,215,035	8.0%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	Direct and indirect	2,038,561	7.4%
State Street Corporation(6) 1 Lincoln Street Boston, MA 02111	Direct and indirect	1,569,163	5.7%
(1)	Percentages based upon 27,552,861 shares outstanding as of September 12, 2022.
(2)
Mr. Gerlach beneficially owns 7,662,016 shares in the aggregate. This includes: (i) 316,387 shares held by Mr. Gerlach’s spouse either directly or as trustee for which Mr. Gerlach’s spouse has the sole power to vote and dispose of these shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (ii) 5,737,602 shares held by the John B. Gerlach Trust A-1, of which Mr. Gerlach is trustee with no power to vote or dispose of the shares, and of which Mr. Gerlach’s mother, Dareth A. Gerlach, is the special trustee with the sole power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (iii) 137,430 shares held by the John B. Gerlach Taxable Trust U/A dtd. 2/23/74, as amended, of which Mr. Gerlach is trustee with no power to vote or dispose of the shares, and of which Mr. Gerlach’s mother, Dareth A. Gerlach, is the special trustee with the sole power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (iv) 211,039 shares held by Mr. Gerlach as trustee or custodian for which he has the sole power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (v) 12,500 shares held by a family corporation. Mr. Gerlach has shared power to vote and dispose of all of these shares and disclaims beneficial ownership of 8,333 of these shares; (vi) 280,326 shares held by the Gerlach Foundation Inc., a private charitable foundation for which Mr. Gerlach shares the power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all of these shares; (vii) 112,417 shares held by Lancaster Lens Inc., a private charitable foundation for which Mr. Gerlach shares the power to vote and dispose of the shares. Mr. Gerlach disclaims beneficial ownership of all these shares; and (viii) 620,122 shares held by Lehrs, Inc., a for profit corporation that is owned by the Fox Foundation, Inc., Gerlach Foundation, Inc. and The FG Foundation. Messrs. Gerlach and Fox serve as trustees of The FG Foundation, which is a supporting foundation of a public charitable foundation. Messrs. Gerlach and Fox each have shared power to vote and dispose of the shares held by Lehrs, Inc., and each disclaims beneficial ownership of all of those shares.

(3)
Includes 5,737,602 shares held by the John B. Gerlach Trust A-1 and 137,430 shares held by the John B. Gerlach Taxable Trust U/A. Mr. Gerlach is trustee of these trusts with no power to vote or dispose of the shares, and Mr. Gerlach’s mother, Dareth A. Gerlach, is the special trustee with the sole power to vote and dispose of the shares. These shares are also included in the total number of shares held by Mr. Gerlach in the above table. Mr. Gerlach disclaims beneficial ownership of these shares, all of which are also reported in footnote 2.

(4)
BlackRock, Inc. filed a Schedule 13G/A with the SEC on February 1, 2022 indicating that, as of December 31, 2021, BlackRock, Inc. has sole voting power with respect to 2,114,404 shares and sole dispositive power with respect to 2,215,035 shares.

(5)
The Vanguard Group filed a Schedule 13G/A with the SEC on February 10, 2022 indicating that, as of December 31, 2021, The Vanguard Group has sole dispositive power with respect to 1,986,549 shares, shared dispositive power with respect to 52,012 shares, and shared voting power with respect to 35,676 shares.

(6)
State Street Corporation filed a Schedule 13G/A with the SEC on February 11, 2022 indicating that, as of December 31, 2021, State Street Corporation has shared dispositive power with respect to 1,569,163 shares and shared voting power with respect to 1,513,514 shares.

The following information indicates the beneficial ownership of outstanding Common Stock as of September 12, 2022 by all executive officers and directors of the Corporation as a group, each individual director, each individual director nominee, and each named executive officer in the 2022 Summary Compensation Table:
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Neeli Bendapudi	10,199 shares	*
Kristin J. Bird	4,169 shares(2)	*
Barbara L. Brasier	1,805 shares	*
William H. Carter	4,499 shares	*
David A. Ciesinski	61,481 shares(2)	*
Robert L. Fox	1,058,430 shares(3)	3.8%
Elliot K. Fullen	1,038 shares	*
John B. Gerlach, Jr.	7,662,016 shares(4)	27.8%
Alan F. Harris	22,539 shares(5)	*
Michael H. Keown	2,332 shares	*
David S. Nagle	6,851 shares(2)	*
Robert P. Ostryniec	5,859 shares	*
Thomas K. Pigott	8,774 shares(2)	*
Carl R. Stealey	5,093 shares(2)	*
All executive officers and directors as a group (14 persons)	8,234,963 shares(6)	29.9%
*	Less than 1%
(1)
Aside from Ms. Bird and Messrs. Ciesinski, Nagle, Pigott and Stealey, individual percentages are based upon 27,552,861 shares outstanding as of September 12, 2022. Percentages for Ms. Bird and Messrs. Ciesinski, Nagle, Pigott and Stealey are based on 27,553,677 shares; 27,558,042 shares; 27,555,571 shares; 27,554,034 shares and 27,554,169 shares, respectively, which include the individual amounts noted in footnote 2 below. Percentages for the group are based on 27,564,049 shares, which includes the total of the amounts noted in footnote 2 below.

(2)
Includes 816 shares; 5,181 shares; 2,710 shares; 1,173 shares; and 1,308 shares available from vested stock appreciation rights for Ms. Bird and Messrs. Ciesinski, Nagle, Pigott and Stealey, respectively, assuming exercise on September 12, 2022.

(3)
Mr. Fox beneficially owns 1,058,430 shares in the aggregate. This includes: (i) 53,273 shares held directly by Mr. Fox’s spouse. Mr. Fox disclaims beneficial ownership of all of these shares; (ii) 86,997 shares held by Mr. Fox as trustee for which he has the sole power to vote and dispose of the shares. Mr. Fox disclaims beneficial ownership of 78,398 of these shares; (iii) 51,920 shares held by the Fox Foundation Inc., a private charitable foundation for which Mr. Fox shares the power to vote and dispose of the shares. Mr. Fox disclaims beneficial ownership of all of these shares; and (iv) 620,122 shares held by Lehrs, Inc., a for profit corporation that is owned by the Fox Foundation, Inc., Gerlach Foundation, Inc. and The FG Foundation. Messrs. Fox and Gerlach serve as trustees of The FG Foundation, which is a supporting foundation of a public charitable foundation. Messrs. Fox and Gerlach each have shared power to vote and dispose of the shares held by Lehrs, Inc., and each disclaims beneficial ownership of all of those shares.

(4)	See footnote 2 for Mr. Gerlach in the beneficial ownership table listed previously within this Proxy Statement.
(5)	Includes 21,923 shares held as trustee for which Mr. Harris has the sole power to vote and dispose of these shares.
(6)	For purposes of this calculation, the 620,122 shares held by Lehrs, Inc. have only been counted once.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we discuss the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We provide qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers to give perspective to the data we present in the compensation tables below, as well as the narratives that follow the tables.
Executive Officers
The following is a list of the names and ages of all of the executive officers of the Corporation, indicating all positions and offices held by each such person and each person’s principal occupation or employment during the past five years. The executive officers are appointed annually by the Board.
Name	Principal Occupation	Age	Executive Officer Since
David A. Ciesinski	Chief Executive Officer of the Corporation since 2017; President of the Corporation since 2016; President of T. Marzetti Company, the specialty foods subsidiary of the Corporation, since 2016	56	2016
Thomas K. Pigott	Chief Financial Officer, Vice President and Assistant Secretary of the Corporation since 2019; Vice President, Finance and Chief Financial Officer of MGP Ingredients, Inc. from 2015 to 2019	57	2019
David S. Nagle*	Chief Supply Chain Officer of T. Marzetti Company, the specialty foods subsidiary of the Corporation, since 2019; Senior Vice President of Supply Chain of T. Marzetti Company from 2017 to 2019; Chief Operating Officer of Phillips Pet Food & Supply from 2014 to 2017	58	2017
Carl R. Stealey	President, Retail Division of T. Marzetti Company, the specialty foods subsidiary of the Corporation, since 2018; General Manager and Vice President of Conagra Brands from 2016 to 2018; Vice President, U.S. Marketing of Mead Johnson Nutrition from 2010 to 2016	51	2018
Kristin J. Bird	President, Foodservice Division of T. Marzetti Company, the specialty foods subsidiary of the Corporation, since 2019; General Manager of Basic American Foods from 2018 to 2019; Vice President and Senior Vice President, Foodservice Channel Development of Tyson Foods from 2008 to 2018	51	2019
John B. Gerlach, Jr.	Executive Chairman of the Board of the Corporation since 2017; Chairman of the Board and Chief Executive Officer of the Corporation from 1997 to 2017; President of the Corporation from 1997 to 2016	68	1982
*	Effective no later than March 31, 2023, David S. Nagle will resign from his position as Chief Supply Chain Officer of T. Marzetti Company.
Executive Summary
During 2022, we continued the three-pillar growth strategy we believe will best increase long-term shareholder value: (1) accelerate our base business growth; (2) simplify our supply chain to reduce our costs and grow our margins; and (3) expand our core business with our Retail licensing program and complementary mergers and acquisitions.
In 2022, we endured unprecedented inflationary costs for commodities, particularly soybean oil and flour, in addition to notably higher costs for packaging, freight and warehousing, and labor. This cost inflation was attributed to numerous factors such as the impacts of the COVID-19 pandemic, the war in the Ukraine, climate and weather conditions, supply chain disruptions, including some raw material and packaging shortages, a tight labor market, and government-directed fiscal stimulus actions. We were able to complete several pricing actions during the year to offset some of the higher costs we incurred during 2022.

During fiscal 2022, we achieved the following financial outcomes from continuing operations (as compared to fiscal 2021, where applicable):
•	Overall net sales increased 14% to $1.7 billion.
•
Our Retail segment net sales increased 10% to $915.2 million. In addition to the benefit of pricing actions, the increase in Retail sales was driven by volume gains for Chick-fil-A® and Buffalo Wild Wings® sauces, as well as volume gains for frozen garlic bread and frozen dinner rolls. Retail segment sales volumes, measured in pounds shipped, increased 2% in the current year compared to an increase of 11% last year. Retail segment sales volumes also benefited from advance ordering by our customers near the end of the fiscal fourth quarter ahead of our ERP go-live for Project Ascent, and the resulting incremental Retail sales were estimated to be $11 million. Retail segment sales volumes were unfavorably impacted by our decision to exit certain product lines during 2022 including some private label dips and Mamma Bella® frozen garlic bread. Excluding the advance ordering and the product line rationalizations, Retail sales volumes increased 6%.

•
Our Foodservice segment net sales increased 19% to $761.2 million. Sales were driven by inflationary pricing along with the benefit of volume gains for our branded Foodservice products and select customers within our mix of national chain restaurant accounts. Foodservice segment sales volumes also benefited from advance ordering by our customers near the end of the fiscal fourth quarter ahead of our ERP go-live, and the resulting incremental Foodservice sales were estimated to be $14 million. Foodservice sales volumes, measured in pounds shipped, increased 2% compared to a decline of 1% last year. Excluding the benefit of advance ordering and 2021 sales attributed to a temporary supply agreement resulting from the November 2018 acquisition of Omni Baking Company LLC that was terminated effective October 31, 2020, Foodservice sales volumes increased 1% in 2022.

•
Operating income decreased 40% to $111.9 million in 2022, including the unfavorable impacts of $25.7 million in restructuring and impairment charges for the Bantam business and an $8.8 million impairment charge for the Angelic tradename intangible asset. Beyond those charges, operating results were negatively affected by significant inflationary costs for commodities, packaging, freight and warehousing, and labor in addition to increased co-manufacturing costs. We also experienced the unfavorable impacts of an extremely challenging operating environment characterized by supply chain disruptions, demand volatility and uncertainty, and reduced operating efficiencies. Our pricing actions helped to offset the inflationary costs. The decline in operating income also reflected a higher level of SG&A expenditures. Incremental sales attributed to advance customer orders near the end of 2022 ahead of our ERP go-live added an estimated $5 million to consolidated operating income.

•	Net income and net income per common share (fully diluted) each decreased by 37%, as impacted by the factors described above.
•	We demonstrated continued financial strength with a year-end cash balance of $60.3 million and no debt.
•	Return on beginning shareholders’ equity was 10.6%. This figure also represents our return on capital given that we have no debt.
•
Our ongoing shareholders experienced an annual total shareholder return of (2.52%) over the last three fiscal years (2020-2022), including dividends. Shareholder returns include dividends of $86.8 million in fiscal 2022, a record level, and total dividends of $243.6 million over the past three fiscal years.

Our 2022 Annual Incentive Plan (the “2022 AIP”) under our 2015 Omnibus Incentive Plan focused on the key financial performance criteria of adjusted net sales and adjusted operating income of the Corporation as a whole, which we believe together serve to drive long-term shareholder value. Overall, in the context of the 2022 AIP goals, we did not meet threshold requirements for adjusted operating income and achieved adjusted net sales outcomes at just below the target level, resulting in a 2022 AIP payout factor for financial metrics of 29.3% of target, a significant decrease from the 2021 payout factor for financial metrics of 152.8% of target. Based primarily on the financial performance results noted above, we provided the following pay outcomes to our ongoing named executive officers (Messrs. Ciesinski, Pigott, Stealey and Nagle and Ms. Bird) for fiscal 2022:
	Executive Pay Decisions - Increases/Decreases in Fiscal 2022
Executive	Salary	Annual Incentive	Long-Term Incentive	Total Direct Compensation	Notes
Mr. Ciesinski	3.0%	(58.6%)	4.5%	(14.3%)	Based on financial performance
Mr. Pigott	15.8%	(59.4%)	33.3%	(7.8%)	Based on financial performance and movement of total compensation toward market competitive pay
Ms. Bird	4.2%	(63.5%)	20.0%	(17.7%)	Based on financial performance and movement of total compensation toward market competitive pay
Mr. Stealey	4.2%	(63.5%)	20.0%	(17.7%)	Based on financial performance and movement of total compensation toward market competitive pay
Mr. Nagle	3.0%	(63.9%)	0.0%	(22.2%)	Based on financial performance
Aggregate	5.8%	(60.8%)	10.4%	(15.0%)
The above table shows:
•	Salary increases made at the beginning of fiscal 2022 (effective July 1, 2021).
•
Actual annual incentives paid for fiscal 2022, reflecting lower payouts versus the 2021 fiscal year driven by net sales achievement above threshold levels but below target levels and adjusted operating income below threshold levels, all reflective of our financial performance in 2022 versus that of 2021.

•
Long-term incentive grants made in August 2021, with three-year performance and/or vesting cycles covering fiscal 2022 through fiscal 2024. For performance-based awards, we note the following outcomes at the end of the first year of the cycle, which are not reflected in the table above:

○	Net sales growth measure – projected to be between target and maximum over the course of the three-year performance cycle.
○
Relative total shareholder return measure versus our peer group – below threshold levels at the end of the first year of the three-year performance cycle – no payout would result should our relative total shareholder return performance continue at below threshold levels for the full three-year performance cycle.

○
The above performance-based grants are based on a new long-term incentive plan, implemented for the first time with fiscal year 2022, designed to specifically target the key Company strategic objectives of growth and long-term shareholder performance. The new plan is discussed in more detail below.

Our Compensation Committee believes the above pay outcomes and projections are appropriate in the context of the financial and shareholder return performances described above as well as for consideration of our continued response to the COVID-19 pandemic, significant inflation and the successful go-live for our ERP implementation at the end of the 2022 fiscal year.
Executive Compensation Program Philosophy and Objectives
The primary objective of our key executive compensation program is to reward our named executive officers for their efforts in:
•	attaining market or above-market financial results;

•	achieving our strategic goals; and
•	increasing long-term shareholder value.
As a result, our executive compensation philosophy is focused on “pay for performance.”
For the Corporation, a “pay for performance” philosophy means providing competitive compensation outcomes when performance meets our expectations, but also realizing that results above or below our expectations may result in above-market or below-market compensation outcomes. To further this philosophy, we have designed our executive compensation program to:
•	motivate our named executive officers to achieve superior financial and operational performance;
•	align our named executive officers’ compensation interests with our goal of creating long-term shareholder value; and
•	attract and retain key executive talent.
We believe our executive compensation program should promote long-term shareholder value and should not be overly influenced by the short-term performance of our stock. In our experience, salary, annual cash incentive awards and long-term equity-based awards, as the primary elements of our executive compensation program, are the best vehicles to align our executives’ interests with our goal of promoting long-term shareholder value. We also understand our executive compensation programs provide a starting point, or baseline of comparison, for the compensation we pay to our other employees. For this reason, we believe our executive compensation program should strike an appropriate balance among rewards, incentives and expectations.
We have developed a series of “What We Do” and “What We Don’t Do” principles in connection with our executive compensation program. These principles are summarized in the table below.
Executive Compensation Practices at a Glance
What We Do		What We Don't Do
✔	DO align pay with performance by linking incentive compensation to the achievement of performance goals tied to Company strategic objectives and financial metrics	✘	NO guaranteed cash incentives, equity compensation or salary increases
✔	DO conduct annual compensation review and approval of our compensation philosophy and strategy	✘	NO compensation or incentives that encourage unnecessary or excessive risk taking
✔	DO cap payouts for annual incentive and performance-based equity awards at 200% of target	✘	NO acceleration of PSUs without regard to performance goals
✔	DO maintain robust stock ownership guidelines for executive officers and directors	✘	NO executive pension plans or post-retirement health coverage for our named executive officers (“NEOs”)
✔	DO require double-trigger change-in-control vesting provisions	✘	NO single trigger acceleration of equity awards upon a change-in-control
✔	DO pay a substantial portion of executive compensation in the form of at-risk equity grants	✘	NO significant or excessive perquisites for NEOs
✔	DO appoint a Compensation Committee consisting solely of independent directors	✘	NO pledging our securities by directors, executive officers or other employees as collateral for a loan
✔	DO use an independent compensation consultant engaged by our Compensation Committee	✘	NO hedging or derivative transactions by our directors, NEOs or other employees involving our securities
✔	DO have a majority of executive compensation at risk based on corporate performance	✘	NO tax gross ups
While these broad concepts generally govern our executive compensation program, we also account for specific factors particular to each executive officer when making individual compensation decisions, which we describe in detail below. These factors include the executive’s range of responsibilities and related performance measures and other individual factors affecting each executive’s performance. We also engage in a general “double-check” of our executive compensation levels against amounts paid to executive officers with similar responsibilities in similarly situated companies, but we do not specifically benchmark compensation against percentiles or ranges of compensation provided by such companies.
At our 2021 Annual Meeting, our executive compensation program received approval from 98.4% of our shareholders casting votes on the matter, indicating strong shareholder support for the Compensation Committee’s executive compensation decisions and policies. There are many factors contributing to the Compensation Committee’s decision on whether to make significant changes to our compensation mix, including shareholder approval, peer group actions, target pay levels, performance metrics, and other compensation policies. The Compensation Committee will continue to consider results from future shareholder advisory votes, which will be held annually until the next shareholder advisory vote in 2023 on the frequency of future votes on executive compensation, in its ongoing evaluation of our executive compensation programs and practices.
Compensation Administration and Consultant
The Compensation Committee reviews and determines the compensation for our named executive officers. The compensation we paid our named executive officers for fiscal 2022 is disclosed in detail in the tables and narratives below under the heading “Executive Compensation.” Our Compensation Committee is also responsible for, among other duties, structuring and administering the compensation programs and plans in which our named executive officers participate.
During fiscal 2022, the Compensation Committee retained the services of an independent executive compensation consultant, Pay Governance LLC (“Pay Governance”). Pay Governance reports directly to the Compensation Committee and did not provide any other types of service to the Corporation during fiscal 2022. The Compensation Committee believes there were no conflicts of interest between Pay Governance and the Compensation Committee during fiscal 2022. In reaching this conclusion, the Compensation Committee considered the compensation consultant independence factors set forth in Rule 10C-1(b)(4) of the Securities Exchange Act of 1934, as amended.
Pay Governance reevaluated our peer group and, based on its recommendations, the Compensation Committee did not make any changes to the peer group in February 2022 as described below. In addition, Pay Governance provided information regarding market compensation for our named executive officers during fiscal 2022. The information was used by the Compensation Committee to obtain a general understanding of current compensation practices in our competitive market rather than for benchmarking purposes. Pay Governance also worked with the Compensation Committee to prepare the 2022 AIP, which was based on the incentive structure implemented in fiscal 2019, as described in more detail below. Pay Governance, in conjunction with the Compensation Committee and management, also helped to design and implement a new long-term equity incentive plan for fiscal 2022 which is described in more detail below.
Over time, the Compensation Committee has worked to include peer companies with the following characteristics:
•	annual revenues generally between 50% and 250% of the Corporation’s annual net sales;
•	companies primarily competing in the Packaged Foods and Meats category and other related categories; and
•	a market cap similar to ours (i.e., between $1 billion and $5 billion vs. our market cap of approximately $3.5 billion at the end of fiscal year 2022).
For fiscal 2022, we used the following peer group (the “2022 Peer Group”) to determine competitive pay levels for input into the Compensation Committee’s decision-making process:
•	B&G Foods, Inc.	•	Calavo Growers, Inc.
•	Cal-Maine Foods, Inc.	•	Flowers Foods, Inc.
•	The Hain Celestial Group, Inc.	•	Hostess Brands, Inc.
•	J&J Snack Foods Corp.	•	John B. Sanfilippo & Son, Inc.
•	Lamb Weston Holdings, Inc.	•	Sanderson Farms, Inc.
•	The Simply Good Foods Company	•	SunOpta Inc.
•	Tootsie Roll Industries, Inc.	•	Treehouse Foods, Inc.

As of the date on which the 2022 Peer Group was evaluated for purposes of providing input with respect to fiscal 2022 compensation, our Corporation had the following financial characteristics compared to our 2022 Peer Group: our net sales were at the 53rd percentile; market cap was at the 90th percentile; and total enterprise value was at the 76th percentile. Total enterprise value is defined as market cap plus long-term debt, less cash.
When evaluating compensation for fiscal 2023, the Compensation Committee made no changes to the 2022 Peer Group. The Compensation Committee noted, however, that Sanderson Farms was acquired in July 2022 and will not be in the 2023 Peer Group as a result of the acquisition.
Compensation Processes, Procedures and Comparison to Peer Group
Generally, our Compensation Committee establishes salaries for the current fiscal year and annual cash incentive award payouts for the prior fiscal year at its regularly scheduled August meeting. Historically, at this meeting, our Compensation Committee reviews the elements of each named executive officer’s total compensation during the previous fiscal year. Our Chief Executive Officer then makes compensation recommendations to our Compensation Committee with respect to the members of senior management who report to him, but those executives are not present in the meeting during compensation deliberations.
The Compensation Committee Chairperson then makes compensation recommendations in executive session to our Compensation Committee with respect to our Chief Executive Officer, who is absent from the meeting at that time. Our Compensation Committee also compares our named executive officers’ compensation with that offered to executive officers employed by companies in our peer group, based on information about the peer group companies supplied by Pay Governance, during the first part of the review process as a “double-check” against market compensation practices rather than as a formal benchmarking process.
Our Compensation Committee may accept or adjust the recommendations it receives in establishing the final compensation for each named executive officer. In general, when setting each component of compensation for our named executive officers, our Compensation Committee considers the following performance factors:
•	our previous year’s operating results and achievement of our performance objectives;
•	the relative value of the executive’s unique skills, competencies and institutional knowledge, including time in current position;
•	the executive’s performance of his or her responsibilities; and
•	the executive’s contribution toward our long-term strategic objectives and our goal of creating long-term shareholder value.
We believe the total cash compensation paid to our named executive officers (the combination of salary and annual cash incentives) for fiscal 2022 was in line with market compensation paid for executives holding similar positions in our 2022 Peer Group based on the Compensation Committee’s general understanding of current compensation practices in our competitive market.
Primary Elements of Compensation
As noted, we have established executive compensation objectives primarily focused on helping to create long-term shareholder value. We believe we can best achieve our executive compensation program objectives by offering competitive short-term cash compensation combined with appropriate long-term equity-based compensation tied to our operating results and our achievement of incremental shareholder value. To this end, the primary elements of our executive compensation program are salary, annual cash incentive awards and long-term equity-based incentive awards, which are described in detail below. Generally, we look at our named executive officers’ compensation arrangements in total when establishing salaries, annual cash incentive awards and long-term equity incentive awards.
Salaries. We provide our named executive officers with annual salaries to attract and retain the executives and to provide them with a steady source of annual cash income. For each named executive officer, salary represents a risk-free cash compensation component. We establish salaries to reward our named executive officers for their overall level of expertise, responsibilities, experience and other factors unique to each individual executive officer, as determined by our Compensation Committee. However, our general policy is the salaries for our named executive officers should not exceed median salaries for executive officers with similar responsibilities within our peer group.

For fiscal 2022, the amount of each continuing named executive officer’s salary increase expressed as a percentage of such officer’s fiscal 2021 salary was as follows: Mr. Ciesinski, 3.0%, Mr. Pigott, 15.8%, Mr. Stealey, 4.2%, Mr. Nagle, 3.0%, and Ms. Bird, 4.2%. The larger increase for Mr. Pigott in fiscal 2022 was provided to increase the competitiveness of his total direct compensation. The salary increases were effective as of July 1, 2021, the beginning of the 2022 fiscal year.
Annual Cash Incentive Awards. We also provide our named executive officers with annual cash incentive awards based on the 2022 AIP designed to motivate them to help achieve our annual financial goals. The annual cash incentive award represents a performance-based, variable and “at-risk” cash component of compensation for each named executive officer. Under this program, our named executive officers were each provided the opportunity to earn an annual cash incentive payment for fiscal 2022 based on achievement of certain financial, operational and individual objectives. We granted these awards to our named executive officers because of their overall responsibilities for achieving annual financial and operating results and driving the creation of long-term shareholder value. An annual cash incentive payment, if earned, is made early in the following fiscal year. Annual cash incentive payments earned by our named executive officers for fiscal 2022 appear in the “Non-Equity Incentive Plan Compensation” column of our 2022 Summary Compensation Table.
As a starting point for the 2022 AIP, each named executive officer was assigned a target cash incentive award under the 2022 AIP expressed as a percentage of salary as follows:
•
Mr. Ciesinski – 115% of salary (increased from his 2021 AIP target of 100% to continue to provide a market competitive incentive and to increase the overall percentage of compensation that is variable and performance-based)

•	Mr. Pigott – 80% of salary
•	Mr. Stealey – 70% of salary
•	Ms. Bird – 70% of salary
•	Mr. Nagle – 65% of salary
The 2022 AIP provides rewards for the achievement of two key financial metrics: adjusted net sales and adjusted operating income, as well as for achievement against a key operational objective of the Corporation and personal objectives developed for each named executive officer. The financial metrics are weighted as 80% of the total incentive (an increase from the 2021 AIP which had a weight of 70% on the financial metrics – this change was made to increase the motivation to achieve the financial metrics which the Compensation Committee ultimately believes results in long-term shareholder value creation) while the achievement of operational and personal objectives is weighted 20% (split equally between achievement of the ERP go-live operational objective and personal objectives).
All participants have a significant weighting in consolidated financial outcomes, which promotes teamwork and cooperation across business units and with the corporate functional groups. The weighting on the key operational objective of successfully launching the ERP system within the Corporation on a timely basis is expected to have a significant positive impact on the achievement of long-term shareholder value. The personal objectives are designed to drive personal responsibilities, and most personal objectives, if achieved, are expected to have a positive impact on current and future financial outcomes.
The Compensation Committee made a change for the 2021 AIP based on the impact of the COVID-19 pandemic, specifically widening the range between threshold and target and target and maximum to +/- 10% for net sales (i.e., 90% - 110% of target) and to +/-15% for operating income (i.e., 85% - 115% of target). Prior ranges were +/-5% for net sales (95% - 105% of target) and +/-10% for operating income (90% - 110% of target). This change was made due to the uncertain operating environment in the context of the ongoing COVID-19 pandemic. The Compensation Committee maintained the wider ranges between threshold and maximum for the 2022 AIP because of the lingering effects of the pandemic and the uncertain impact of expected higher rates of inflation on the Company’s financial results in fiscal 2022.

As noted above, the key financial metrics are adjusted net sales and adjusted operating income. Adjusted operating income is weighted 70% and adjusted net sales is weighted 30%, reflecting the importance our Compensation Committee places on each metric. At the beginning of the 2022 fiscal year, the Compensation Committee set the following targets, thresholds and maximums for corporate adjusted net sales and adjusted operating income:
Fiscal Year 2022 Corporate AIP Performance Metrics

($ in millions)
	Adjusted Net Sales	Percentage of Target	Adjusted Operating Income	Percentage of Target
Threshold	$1,490.9	90%	$193.9	85%
Target	$1,656.6	100%	$228.1	100%
Maximum	$1,822.3	110%	$262.3	115%
Payouts to the named executive officers are 20% of target opportunities at threshold and 200% at maximum.
At the time the Compensation Committee set the above performance metrics and targets, it also determined to make certain adjustments to the Corporation’s net sales and operating income, as reported under United States generally accepted accounting principles, in the context of determining the performance metrics and incentives to be paid to the named executive officers. Such adjustments included:
•	the impact of our ERP go-live, scheduled for July 1, 2022, which we believed would result in a “pull-forward” of sales from fiscal 2023 to fiscal 2022 (net sales and adjusted operating income impact);
•	changes in contingent consideration for past acquisitions (operating income impact); and
•	other unusual costs not associated with the results of operations such as impairment charges and the costs of Project Ascent (operating income impact).
The above adjustments served to reduce the net sales and increase the operating income used in determining payouts to the named executive officers, as shown in the table below:
Fiscal Year 2022 Adjusted Financial Results

($ in millions)
Performance Measure		Corporate	Percentage of Target
Net Sales:	Reported FY 2022 Results	$1,676.4
	Adjusted Net Sales for 2022 AIP Purposes	$1,651.4	99.7%
Operating Income:	Reported FY 2022 Results	$111.9
	Adjusted Operating Income for 2022 AIP Purposes	$177.6	77.9%
We compared these adjusted results to the thresholds, targets and maximums set previously and accounted for the various weighting factors related to the 2022 AIP, including:
•	the weighting between operating income and net sales (70%/30%, respectively); and
•	the overall weighting between financial, operational and personal performance (80%/10%/10%, respectively).
Specifically, the above outcomes resulted in a payout on adjusted net sales of 97.5% of target and a zero payout on adjusted operating income. Overall financial performance was 29.3% of target.
We determined appropriate performance related to the ERP go-live process based on six weeks of information after the process began and determined that the outcome was much better than expected based on input from customers and vendors. As a result, the Compensation Committee assigned a maximum outcome to the ERP go-live operational objective, or 200% of target, which reflects an overall 10% weighting on this operational objective.
We then calculated a personal performance outcome for each of the named executive officers participating in the 2022 AIP. This personal performance outcome was based on objective criteria designed to support our overall financial goals and was weighted at 10% of the total annual incentive opportunity. In general, payout opportunities for personal performance lie between 0% at minimum, 20% at threshold and 200% at maximum, identical to the financial performance payout opportunities. For fiscal 2022, the personal performance outcome for each of the named executive officers was established at 100%.
Finally, we added the financial, operational and personal performance factors together and multiplied by each named executive officer’s total target incentive to derive a total annual incentive payout for the 2022 AIP. We believe the outcomes fairly represent both the financial and operational performance of the Corporation and the achievements of our named executive officers in achieving their personal performance goals and objectives. As a result of this performance, Mr. Ciesinski received a total annual incentive payout of $518,915; Mr. Pigott received a total annual incentive payout of $232,824; Ms. Bird received a total annual incentive payout of $162,882; Mr. Stealey received a total annual incentive payout of $162,882; and Mr. Nagle received a total annual incentive payout of $146,580. The above payouts for the 2022 AIP primarily reflect that the Corporation did not achieve its threshold level of adjusted operating income and achieved a below target outcome on net sales, offset somewhat by overachievement of the ERP go-live operational objective. These payouts reflect notable decreases from the 2021 AIP when the Corporation significantly exceeded target outcomes for both net sales and operating income.
Long-Term Equity-Based Incentive Awards. At the beginning of fiscal 2022, the Compensation Committee, with input from Pay Governance and senior management, implemented a new long-term equity-based incentive plan (“2022 LTIP”) to replace a prior long-term equity-based incentive program which had been in place for many years. The new design was developed with the following objectives:
•	Drive performance;
•	Correlate with shareholder value creation;
•	Support positive say-on-pay outcomes by aligning plan design with shareholder expectations;
•	Promote retention; and
•	Ensure a competitive compensation design and reward structure.
The prior long-term equity-based incentive program consisted of a combination of time-based restricted stock and stock-settled stock appreciation rights (“SSSARs”). The new 2022 LTIP consists of time-based restricted stock and performance share units (“PSUs”) which are earned based on two financial/shareholder performance measures over a three-year performance period:
•	Net sales growth; and
•	Relative total shareholder return (“rTSR”) versus a pre-selected peer group.
Each of the three instruments (PSUs based on the two performance measures noted above and the restricted stock) was chosen to meet the following major objectives:
•	PSUs – net sales growth – to drive long-term increases in the Corporation’s net sales over a three-year performance period which, in turn, are thought to drive increases in long-term shareholder value
•
PSUs – rTSR – to focus attention on achieving long-term total shareholder returns over a three-year measurement period in excess of those achieved by competitors which may represent alternative investments for shareholders

•	Restricted Stock – to provide retention value for senior executives driven by a three-year cliff vesting period
The performance period for the PSUs noted above cover our 2022-2024 fiscal years, or July 1, 2021 – June 30, 2024. The vesting period for the time-based restricted stock starts on the date of grant, August 17, 2021, and ends with cliff vesting on August 17, 2024. The relative weightings of each of the three instruments are as follows:
•	Performance-based PSUs: 55% of total 2022 LTIP value
○	Net sales growth – 27.5% of total 2022 LTIP value
○	rTSR – 27.5% of total 2022 LTIP value
•	Time-based Restricted Stock: 45% of total 2022 LTIP value

Because the 2022 LTIP includes two performance measures which are based on performance over three fiscal years, the grant date timing for our 2022 LTIP moved from the traditional February Compensation Committee meeting (used for prior grants of restricted stock and SSSARs) to the August Committee meeting, which occurs shortly after the start of each fiscal year.
The 2022 LTIP grants were made to Ms. Bird and Messrs. Ciesinski, Pigott, Stealey and Nagle under our 2015 Omnibus Incentive Plan previously approved by our shareholders. The Compensation Committee made the 2022 LTIP grants as follows:
	Performance Share Units and Values				Time-Based Restricted Stock Shares and Values
	Net Sales Growth		rTSR				Total Grant Value ($)
Name	($)	(#)	($)	(#)	($)	(#)
Mr. Ciesinski	$632,590	3,324	$632,433	2,941	$1,034,906	5,438	$2,299,929
Mr. Pigott	$164,999	867	$164,936	767	$270,050	1,419	$599,985
Ms. Bird	$98,961	520	$98,918	460	$161,954	851	$359,833
Mr. Stealey	$98,961	520	$98,918	460	$161,954	851	$359,833
Mr. Nagle	$82,404	433	$82,575	384	$134,930	709	$299,909
Note: PSUs based on net sales growth and the time-based restricted stock had a grant-date fair value of $190.31, the closing price on August 17, 2021, the date of grant. The rTSR PSUs had a grant-date fair value of $215.04 (based on a Monte Carlo simulation). The grant-date fair value is used to determine the number of PSUs and shares of restricted stock to grant based on the overall grant value for each employee.
The Compensation Committee granted awards of restricted stock on the same day as the PSU grants. The restricted stock vests in full on the third anniversary of the grant date. The restricted stock will vest earlier upon a change in control of the Corporation if they are not assumed by the acquiring or surviving company, or if they are assumed and the grantee’s employment is, within 24 months following the change in control, terminated by the Corporation other than for cause or terminated by the grantee for good reason. Once vested, the restricted stock may be traded in the same manner as other shares. Each recipient of restricted stock will receive dividends on the restricted stock during the vesting period but will generally forfeit all unvested restricted stock upon termination of employment unless his or her termination is a result of death or disability or as otherwise determined by the administrator. Dividends will be accrued on the PSUs but will only be paid to the recipients at the end of the three-year performance period and only upon the PSUs that are earned and vested.
The Compensation Committee considers, but does not expressly rely upon, any specific formulas, mathematical calculations or peer group comparisons when determining the value of equity grants to individual employees, including our named executive officers. The 2022 grants were made based on the Compensation Committee’s judgment, which in turn was based on the Compensation Committee’s desire to award each employee enough value to achieve our retention and motivation objectives discussed above.
In the Compensation Committee’s view, the amounts awarded in 2022 were necessary to retain executive talent and provide incentives for our executives to create long-term shareholder value. Long-term equity awards for Ms. Bird and Messrs. Ciesinski, Pigott, Stealey and Nagle were based on the Compensation Committee’s desire to retain them over the long term, assist them with building significant share ownership going forward and move them toward market competitive levels of overall compensation. 2022 LTIP awards were increased for Ms. Bird and Messrs. Ciesinski, Pigott and Stealey by 20.0%, 4.5%, 33.3% and 20.0%, respectively, over their 2021 awards. These increases were designed to keep the named executives market competitive for long-term incentives.

The following charts depict the pay mix for Mr. Ciesinski, our CEO, and for Ms. Bird and Messrs. Pigott, Stealey and Nagle, the named executive officers in fiscal 2022:

The above charts show that most of the compensation provided to Mr. Ciesinski and the other named executive officers is annual and long-term incentives, which we think serves to focus their attention on achieving strong financial and long-term shareholder returns.
2023 Executive Pay Changes
The Compensation Committee took the following executive pay actions at its August 2022 meeting relative to fiscal 2023:
Salaries. For fiscal 2023, we increased our named executive officers’ salaries in the aggregate by 5.0%. The amount of each named executive officer’s salary increase for fiscal 2023, expressed as a percentage of such officer’s fiscal 2022 base salary, is as follows: Mr. Ciesinski, 5.3%; Mr. Pigott, 5.5%; Ms. Bird, 5.0%; Mr. Stealey, 5.0%; and Mr. Nagle, 3.5%. The fiscal 2023 salaries for each of the named executive officers became effective on July 1, 2022. The Compensation Committee increased each named executive officer’s salary based on their performance during fiscal 2022.
2023 Annual Incentive Plan - The Compensation Committee has decided to continue the 2022 AIP for fiscal 2023 (the “2023 AIP”) with changes to the performance metric weightings and the performance ranges between threshold and target and target and maximum. The 2023 AIP was approved by the Compensation Committee at its August 2022 meeting.
Financial performance metrics under the 2023 AIP will be weighted at 70% of the total (decreased from 80% in 2022), with operating income again weighted at 70% and net sales at 30%, reflecting what the Compensation Committee and management believe are the relative impacts of the key drivers of long-term shareholder performance. The Compensation Committee approved the lower weighting on financial performance to allow for a higher individual performance weighting as discussed below. The Compensation Committee believes the 70% weighting on financial performance is enough to ensure a strong focus on achieving the Corporation’s financial goals in fiscal 2023.
Successful ongoing implementation of the ERP go-live will continue to be weighted at 10% of the total as this process will continue to roll out in phases throughout fiscal 2023. Individual performance will be weighted at 20% of the total.

The Compensation Committee also revised the performance ranges for the financial metrics, returning them to the ranges established prior to the onset of the COVID-19 pandemic. Specifically, the adjusted net sales range will be from 95% of target at threshold to 105% at maximum (the 2022 AIP range was 90% - 110%), and the adjusted operating income range will be 90% of target at threshold to 110% at maximum (the 2022 AIP range was 85% - 115%).
Target incentive opportunities for our named executive officers in the 2023 AIP are identical to those in the 2022 AIP, expressed as a percentage of salary. Payouts will range from 0% to 200% of each named executive officer’s target percentage based on performance against the annual operating plan, the successful ongoing implementation of the ERP go-live, and the achievement of individual objectives.
2023 Long-Term Incentive Design – After a thorough and comprehensive process, the Compensation Committee adopted a new long-term incentive design for fiscal 2022 and the new design was continued for fiscal 2023.
The 2023 long-term equity-based incentive plan is based on the following vehicles and weightings for our named executive officers:
•	55% PSUs
•	45% restricted stock
Restricted stock and PSUs vest on the third anniversary of the grant date in accordance with the terms of the award agreements. PSUs are based on two performance metrics, with equal weightings, as follows:
•	Relative total shareholder return versus the S&P 1500 Packaged Foods & Meats Index; and
•	Net sales growth over the applicable performance period.
Other Benefits
Our named executive officers are also eligible to participate in our employee benefit plans available to all salaried employees, including our 401(k) plans, health insurance plan and group life insurance plan. These other benefits are discussed in detail below. In addition, our named executive officers may elect to participate in our deferred compensation program. We also make some post-termination payments and benefits available to our named executive officers, as described in detail below. The value of these benefits is reviewed annually by our Compensation Committee but is not generally considered as part of the overall compensation program for purposes of allocating among cash, equity and other compensation.
Perquisites. We generally do not provide perquisites to our named executive officers because they do not help to achieve any of our compensation program objectives, including the promotion of long-term shareholder value. We limit the perquisites made available to our named executive officers that are not otherwise available to all salaried employees and believe this arrangement is consistent with our “pay for performance” philosophy. During fiscal 2022, we offered our named executive officers the following perquisites: life insurance and travel insurance premium payments, financial planning services, and payment of certain business-related professional and filing fees. More detailed information about perquisites for fiscal 2022 is presented below in the “All Other Compensation” column of our 2022 Summary Compensation Table.
Executive Deferred Compensation Program. The Lancaster Colony Corporation Executive Employee 2005 Deferred Compensation Plan (“DCP”) allows our named executive officers to defer up to $50,000 of their annual cash compensation in each calendar year for future payment. Under the DCP, amounts deferred by our named executive officers are maintained in separate book-entry accounts. Interest on the deferred amounts is credited semi-annually on June 30 and December 31 with an annual rate of interest equal to the prime interest rate reported in the Wall Street Journal on the first business day in January (for the June 30 credit) and July (for the December 31 credit). We do not match amounts that are deferred. Distributions from the DCP are paid upon termination of employment (including death or disability), and the named executive officer may elect to receive payments in either a lump sum or a series of installments upon termination. We do not fund the DCP and participants have only an unsecured contractual commitment from the Corporation to pay the amounts due. More detailed information about the DCP is presented below in the 2022 Nonqualified Deferred Compensation Table and related narrative.
Health and Welfare Benefits. We provide healthcare, life and disability insurance and other employee benefits programs to our employees, including our named executive officers. We believe these benefits are competitive within our peer group and, while not separate incentives by themselves because they do not help to achieve any of our compensation program objectives, are essential and expected parts of any compensation program. Our benefits department is responsible for overseeing the administration of these programs. Our employee benefits programs are provided on a non-discriminatory basis to all eligible employees. These benefits include vacation and personal time, paid holidays, medical and long and short-term disability insurance programs.
Retirement Benefits
Pension Benefits. We do not provide defined benefit pension arrangements or post-retirement health coverage for our named executive officers, as we do not believe that providing these types of benefits to our named executive officers helps to achieve any of our compensation program objectives, including the promotion of long-term shareholder value.
401(k) Plan. All of our current named executive officers are eligible to participate in our Lancaster Colony Corporation 401(k) Plan, a tax-qualified defined contribution plan that we refer to as our 401(k) Plan. We believe this benefit is competitive within our peer group and, while not a separate incentive by itself because it does not help to achieve any of our compensation program objectives, it is an essential and expected part of any compensation program. Under the 401(k) Plan, each employee may make pre-tax or Roth contributions, or both, into an individual account, up to 25% of eligible compensation and subject to limits established by the Internal Revenue Service. The Corporation’s matching contribution is equal to 100% of each dollar contributed, up to 4% of the participant’s eligible compensation. Effective for calendar year 2022, participants who contribute at least 5% of eligible compensation will receive a company matching contribution of 4.25%. A participant may make partial withdrawals from the 401(k) Plan in the event of financial hardship, for any reason after a participant reaches age 59½, or through a loan. Single lump sum withdrawals are permitted upon an employee’s termination of employment.
Effective for calendar year 2022, the 401(k) Plan limits the annual additions that can be made to an employee’s account to $61,000 per year. Annual additions include matching contributions by the employer and contributions made by the employee. Of those annual additions, the current maximum employee contribution is $20,500 per year, and no more than $305,000 of annual compensation may be considered in computing benefits under the 401(k) Plan.
Participants age 50 and over may also contribute a catch-up contribution of up to $6,500 per year, without regard to the $61,000 limitation on annual additions or the $20,500 general limitation. Matching contributions from the Corporation that were paid to our named executive officers during fiscal 2022 are included in the “All Other Compensation” column of our 2022 Summary Compensation Table.
Employment, Severance and Change in Control Agreements
Except for Mr. Ciesinski, we do not maintain employment agreements with any of our named executive officers.
Mr. Ciesinski’s employment agreement was effective as of April 18, 2016, and had an initial term ending June 30, 2019. Thereafter, the employment agreement automatically renews for successive one-year terms, unless earlier terminated pursuant to its terms, or unless either we or Mr. Ciesinski provides timely written notice that the term will not be extended.
In the event Mr. Ciesinski is terminated by the Corporation without cause, by the Corporation as a result of giving notice of non-extension of the employment agreement, or by Mr. Ciesinski for good reason, then, subject to Mr. Ciesinski signing and not revoking a release of claims against the Corporation, he will receive as severance pay the greater of: (a) continued payment of his base salary for a period of twelve months, plus an amount equal to 80% of his salary in lieu of any annual incentive for the incomplete fiscal year; or (b) the amount due to Mr. Ciesinski under his change in control agreement (see discussion below). Additionally, in the event Mr. Ciesinski’s termination occurs after the completion of our fiscal year but before the payment of his annual incentive, Mr. Ciesinski will be entitled to payment of his earned but unpaid annual incentive for such completed fiscal year.
Mr. Ciesinski’s employment agreement also provides for a clawback of any incentive compensation or other compensation paid to Mr. Ciesinski as required under applicable law, government regulation, stock exchange listing requirement, or our policy.
We entered into change in control agreements with Mr. Ciesinski, Mr. Pigott, Ms. Bird, Mr. Stealey and Mr. Nagle in April 2016, April 2019, August 2019, October 2018 and October 2018, respectively. If an executive’s employment is terminated on or within 12 months following a change in control, either by the Corporation without cause, or by the executive for good reason, the executive would be entitled to a lump sum severance payment equal to the sum of: (i) accrued and unpaid salary, accrued and unpaid annual incentive from any prior completed fiscal year, and a pro-rated portion of the executive’s annual incentive for the current fiscal year; (ii) three times the sum of base salary plus target level annual incentive for the current fiscal year for Mr. Ciesinski; or two times the sum of base salary plus target level annual incentive for the current fiscal year for Mr. Pigott, Ms. Bird, Mr. Stealey and Mr. Nagle; (iii) the sum of the executive’s unvested 401(k) balance; plus two times the aggregate matching contributions payable by the Corporation into the executive’s 401(k) account for the last completed calendar year; and (iv) continued health, dental, long-term disability and life insurance coverage for two years following the executive’s date of termination. Notwithstanding the foregoing, the change in control agreements do not provide for any excise tax gross-up payments and provide that the executive’s change in control payments thereunder would be reduced by the minimum amount necessary to avoid penalties under Section 4999 of the Internal Revenue Code.
Share Ownership Guidelines
The Board adopted the following revised share ownership guidelines in 2017 to further align the interests of the Corporation’s named executive officers and the Corporation’s shareholders:
Executive Officers	Share Ownership Guideline
CEO (Mr. Ciesinski)	6x annual base salary
CFO (Mr. Pigott)	2x annual base salary
Other Named Executive Officers (Ms. Bird, Mr. Stealey and Mr. Nagle)	1x annual base salary
Other Potential Future Named Executive Officers	1x annual base salary
All restricted stock is counted toward an executive's personal holdings for the purpose of determining whether the executive has met the share ownership guidelines, but other equity awards (including stock appreciation rights and PSUs) are not. Each named executive officer to whom this policy applies shall have until the later of five years from the date of adoption of this policy or five years from the date such named executive officer becomes subject to this policy to achieve the applicable guideline level of ownership. Mr. Ciesinski and Mr. Nagle have met the applicable guideline, and Mr. Pigott, Ms. Bird and Mr. Stealey are required to meet the applicable guideline by April 2024, September 2024 and October 2023, respectively.
Insider Trading, Hedging and Pledging Policies
Our Insider Trading Policy prohibits all directors and employees from short-selling common shares of the Corporation or engaging in transactions involving Corporation-based derivative securities, including, but not limited to, trading in Corporation-based option contracts (for example, buying and/or writing puts and calls). Hedging transactions, such as zero-cost collars and forward sale contracts, that permit a director or employee to own securities of the Corporation without the full risks and rewards of ownership are prohibited. This does not prohibit the exercise of options, stock appreciation rights, or other derivative securities received through Corporation-sponsored equity incentive plans.
Our Insider Trading Policy also prohibits pledging Corporation securities as collateral for a loan. In addition, our Insider Trading Policy prohibits our directors, officers and employees from purchasing or selling Corporation securities while in possession of material, non-public information, except through use of stock trading plans that may be adopted pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Rule 10b5-1 allows insiders to sell and diversify their holdings in our common shares over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about the Corporation and thereafter sell our common shares in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about the Corporation at the time of the sale.
Recoupment of Incentive Payments
We do not have a formal policy regarding adjusting or recovering annual cash incentive payments or long-term equity-based incentive awards if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment. Instead, we will consider making adjustments or recoveries on a case-by-case basis if those situations arise and expect to comply with all recoupment requirements imposed under the Dodd-Frank Wall Street Reform and Consumer Protection Act when such requirements apply.

Compensation-Related Risk Assessment
In fiscal 2022, the Compensation Committee reviewed and discussed the structure of our compensation program from the point of view of assessing whether any aspect of the program could potentially be expected to provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term shareholder value. The Compensation Committee assessed our incentive-based compensation plans (including the annual and long-term incentive programs) and our compensation practices. Further, the Compensation Committee discussed the structure of the compensation program with the Executive Chairman and Lead Independent Director.
Based on our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place, informal input from Pay Governance, discussions with the Executive Chairman and Lead Independent Director, as well as the Compensation Committee’s formal review and discussion, the Compensation Committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Corporation.

EXECUTIVE COMPENSATION
2022 Summary Compensation Table
The following table summarizes compensation earned during the 2022, 2021 and 2020 fiscal years by our named executive officers:
Name and Principal Position	Fiscal Year	Salary $(1)	Bonus $	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	All Other Compensation $	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
David A. Ciesinski, President and Chief Executive Officer and President, T. Marzetti Company	2022	$845,000	$—	$2,299,929	$—	$518,915	$80,449(5)	$3,744,293
	2021	$820,000	$—	$769,985	$1,430,012	$1,252,960	$67,895	$4,340,852
	2020	$800,000	$—	$735,041	$1,365,010	$1,000,800	$41,658	$3,942,509
Thomas K. Pigott, Chief Financial Officer, Vice President and Assistant Secretary	2022	$545,000	$—	$599,985	$—	$232,824	$40,532(6)	$1,418,341
	2021	$470,475	$—	$157,521	$292,526	$574,092	$28,345	$1,522,959
	2020	$457,269	$—	$157,553	$292,504	$459,367	$23,446	$1,390,139
Kristin J. Bird, President, Foodservice Division, T. Marzetti Company(7)	2022	$435,746	$—	$359,833	$—	$162,882	$34,691(8)	$993,152
	2021	$418,200	$—	$105,014	$194,969	$446,516	$25,340	$1,190,039
	2020	$330,769	$75,000	$140,042	$259,984	$298,155	$208,426	$1,312,376
Carl R. Stealey, President, Retail Division, T. Marzetti Company	2022	$435,746	$—	$359,833	$—	$162,882	$95,410(9)	$1,053,871
	2021	$418,200	$—	$105,014	$194,969	$446,516	$16,220	$1,180,919
	2020	$406,462	$—	$104,984	$194,995	$357,286	$9,703	$1,073,430
David S. Nagle, Chief Supply Chain Officer, T. Marzetti Company*	2022	$422,300	$—	$299,909	$—	$146,580	$33,191(10)	$901,980
	2021	$410,000	$—	$105,014	$194,969	$406,492	$27,814	$1,144,289
	2020	$376,292	$—	$104,984	$194,995	$309,891	$18,084	$1,004,246
(1)
The amounts shown in this column represent salary earned in each fiscal year. The amounts shown in this column for 2022 include amounts deferred by our named executive officers under our nonqualified deferred compensation plan, which is further discussed above under “Compensation Discussion and Analysis” and below in the “2022 Nonqualified Deferred Compensation Table” and accompanying narrative.

(2)
The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, of the restricted stock and PSUs granted during the reported years. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2022, those assumptions can be found in footnote 10 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022. The grant date fair value of PSUs awarded in fiscal 2022, assuming the achievement of the performance conditions at the maximum level for the three-year performance period, is: $2,530,046 for Mr. Ciesinski; $659,869 for Mr. Pigott; $395,759 for Ms. Bird; $395,759 for Mr. Stealey; and $329,959 for Mr. Nagle. See the “2022 Grants of Plan-Based Awards Table” below for additional information regarding the restricted stock and PSUs awarded in fiscal 2022.

(3)
The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock-settled stock appreciation rights granted during the reported years. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2022, no stock-settled stock appreciation rights were granted.

(4)
The amounts shown in this column for 2022 represent amounts computed for fiscal 2022 performance under our annual cash incentive award program. As discussed under “Compensation Discussion and Analysis” above, these amounts were based on our achievement of certain financial objectives. See “Compensation Discussion and Analysis” for more information about our annual cash incentive award program.

(5)
This amount consists of (A) $780 in life insurance premium payments, (B) $49,874 in dividends on unvested restricted stock and (C) $29,795 of perquisites and other personal benefits in the aggregate consisting of: (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) payment for financial planning services.

(6)
This amount consists of (A) $780 in life insurance premium payments, (B) $12,086 in dividends on unvested restricted stock and (C) $27,666 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) payment for financial planning services.

(7)	Ms. Bird was appointed as an executive officer of the Corporation on September 1, 2019.

(8)
This amount consists of (A) $780 in life insurance premium payments, (B) $6,650 in dividends on unvested restricted stock and (C) $27,261 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) payment for financial planning services.

(9)
This amount consists of (A) $780 in life insurance premium payments, (B) $7,801 in dividends on unvested restricted stock, (C) $74,609 of relocation expense reimbursements and (D) $12,220 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan and (ii) payment of travel insurance premiums.

(10)
This amount consists of (A) $780 in life insurance premium payments, (B) $7,176 in dividends on unvested restricted stock and (C) $25,235 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums and (iii) payment for financial planning services.

*	Effective no later than March 31, 2023, David S. Nagle will resign from his position as Chief Supply Chain Officer of T. Marzetti Company.

2022 Grants of Plan-Based Awards Table
The following table shows all plan-based awards granted to our named executive officers during fiscal 2022.
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
David A. Ciesinski	—	$194,400	$972,000	$1,944,000	—	—	—	—	—	—	$—
	8/17/21	$—	$—	$—	665	3,324(2)	6,648	—	—	—	$632,590
	8/17/21	$—	$—	$—	588	2,941(3)	5,882	—	—	—	$632,433
	8/17/21	$—	$—	$—	—	—	—	5,438(4)	—	—	$1,034,906
Thomas K. Pigott	—	$87,200	$436,000	$872,000	—	—	—	—	—	—	$—
	8/17/21	$—	$—	$—	173	867(2)	1,734	—	—	—	$164,999
	8/17/21	$—	$—	$—	153	767(3)	1,534	—	—	—	$164,936
	8/17/21	$—	$—	$—	—	—	—	1,419(4)	—	—	$270,050
Kristin J. Bird	—	$61,000	$305,000	$610,000	—	—	—	—	—	—	$—
	8/17/21	$—	$—	$—	104	520(2)	1,040	—	—	—	$98,961
	8/17/21	$—	$—	$—	92	460(3)	920	—	—	—	$98,918
	8/17/21	$—	$—	$—	—	—	—	851(4)	—	—	$161,954
Carl R. Stealey	—	$61,000	$305,000	$610,000	—	—	—	—	—	—	$—
	8/17/21	$—	$—	$—	104	520(2)	1,040	—	—	—	$98,961
	8/17/21	$—	$—	$—	92	460(3)	920	—	—	—	$98,918
	8/17/21	$—	$—	$—	—	—	—	851(4)	—	—	$161,954
David S. Nagle	—	$54,800	$274,000	$548,000	—	—	—	—	—	—	$—
	8/17/21	$—	$—	$—	87	433(2)	866	—	—	—	$82,404
	8/17/21	$—	$—	$—	77	384(3)	768	—	—	—	$82,575
	8/17/21	$—	$—	$—	—	—	—	709(4)	—	—	$134,930
(1)
As we described in “Compensation Discussion and Analysis” above, under our annual cash incentive program, Ms. Bird and Messrs. Ciesinski, Pigott Stealey and Nagle each receive a fiscal year incentive opportunity, the amount of which is primarily determined by applying a weighted percentage rate to certain financial targets for the entire Corporation for each named executive officer, and certain personal performance targets, each as further described in “Compensation Discussion and Analysis” above. Payouts to the named executive officers are 20% at threshold and 200% at maximum.

Target amounts for annual cash incentive awards are established under our 2022 AIP as a percentage of base salary and calculated based on the Corporation’s net sales and operating income, along with the achievement of operational and personal performance goals. The amounts reflected in column (d) of the above table for Messrs. Ciesinski, Pigott, Stealey and Nagle and Ms. Bird represent the estimated possible payout for fiscal 2022 based on fiscal 2022 targeted performance, as required by applicable guidance. These amounts are not indicative of the actual amounts Messrs. Ciesinski, Pigott, Stealey and Nagle and Ms. Bird received under the 2022 AIP for the reasons explained above in “Compensation Discussion and Analysis.”
The total annual cash incentive payments for our named executive officers in fiscal 2022 made pursuant to a plan were determined by our Compensation Committee in August 2022 based on the Corporation’s performance and are reflected in column (g) of our 2022 Summary Compensation Table above. For more information about our 2022 AIP, see “Compensation Discussion and Analysis” above.
(2)
These amounts represent PSUs that were granted on August 17, 2021 pursuant to our 2015 Omnibus Incentive Plan and will be earned based on the performance metric of net sales growth over a three-year period. The PSUs are expected to vest on August 17, 2024 subject to the achievement of this performance metric. The grant date fair value per unit was $190.31.

(3)
These amounts represent PSUs that were granted on August 17, 2021 pursuant to our 2015 Omnibus Incentive Plan and will be earned based on the performance metric of relative total shareholder return over a three-year period. The PSUs are expected to vest on August 17, 2024 subject to the achievement of this performance metric. The grant date fair value per unit was $215.04, which was measured using a Monte Carlo simulation.

(4)
These amounts represent shares of restricted stock that were granted on August 17, 2021 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on August 17, 2024. The grant date fair value per share was $190.31.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
None of our named executive officers is a party to an employment agreement with the Corporation except Mr. Ciesinski. Mr. Ciesinski, Mr. Pigott, Ms. Bird, Mr. Stealey and Mr. Nagle were party to Key Employee Change in Control Agreements with the Corporation in fiscal 2022. For more information about these agreements, see “Compensation Discussion and Analysis — Employment, Severance and Change in Control Agreements” above and the disclosure below under “Potential Payments Upon Termination or Change in Control.” For more information about the other compensation arrangements in which our named executive officers participate and the proportion of our named executive officers’ total compensation represented by base salary and annual cash incentive payments or discretionary bonuses, also see “Compensation Discussion and Analysis” above.
Outstanding Equity Awards at 2022 Fiscal Year-End Table
The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal 2022.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David A. Ciesinski	16,946(1)	—	—	$121.09	Feb 27, 2023	—	—	—	—
	31,308(2)	—	—	$154.48	Feb 26, 2024	—	—	—	—
	37,712(3)	18,857(3)	—	$153.71	Feb 25, 2027	—	—	—	—
	13,138(4)	26,278(4)	—	$177.99	Feb 23, 2028	—	—	—	—
	—	—	—	—	—	4,782(5)	$615,826	—	—
	—	—	—	—	—	4,326(6)	$557,102	—	—
	—	—	—	—	—	5,438(7)	$700,306	—	—
	—	—	—	—	—	—	—	1,253(8)	$161,361
	99,104	45,135				14,546	$1,873,234	1,253	$161,361
Thomas K. Pigott	3,764(9)	—	—	$153.34	Apr 1, 2024	—	—	—	—
	8,080(3)	4,042(3)	—	$153.71	Feb 25, 2027	—	—	—	—
	2,687(4)	5,376(4)	—	$177.99	Feb 23, 2028	—	—	—	—
	—	—	—	—	—	1,025(5)	$132,000	—	—
	—	—	—	—	—	885(6)	$113,970	—	—
	—	—	—	—	—	1,419(7)	$182,739	—	—
	—	—	—	—	—	—	—	326(8)	$41,982
	14,531	9,418				3,329	$428,709	326	$41,982
Kristin J. Bird	2,028(10)	1,016(10)	—	$154.44	Aug 20, 2024	—	—	—	—
	5,386(3)	2,695(3)	—	$153.71	Feb 25, 2027	—	—	—	—
	1,791(4)	3,583(4)	—	$177.99	Feb 23, 2028	—	—	—	—
	—	—	—	—	—	227(11)	$29,233	—	—
	—	—	—	—	—	683(5)	$87,957	—	—
	—	—	—	—	—	590(6)	$75,980	—	—
	—	—	—	—	—	851(7)	$109,592	—	—
	—	—	—	—	—	—	—	196(8)	$25,241
	9,205	7,294				2,351	$302,762	196	$25,241
Carl R. Stealey	2,139(12)	—	—	$180.60	Nov 13, 2023	—	—	—	—
	8,287(2)	—	—	$154.48	Feb 26, 2024	—	—	—	—
	5,386(3)	2,695(3)	—	$153.71	Feb 25, 2027	—	—	—	—
	1,791(4)	3,583(4)	—	$177.99	Feb 23, 2028	—	—	—	—
	—	—	—	—	—	683(5)	$87,957	—	—
	—	—	—	—	—	590(6)	$75,980	—	—
	—	—	—	—	—	851(7)	$109,592	—	—
	—	—	—	—	—	—	—	196(8)	$25,241
	17,603	6,278				2,124	$273,529	196	$25,241

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David S. Nagle	7,263(1)	—	—	$121.09	Feb 27, 2023	—	—	—	—
	8,287(2)	—	—	$154.48	Feb 26, 2024	—	—	—	—
	5,386(3)	2,695(3)	—	$153.71	Feb 25, 2027	—	—	—	—
	1,791(4)	3,583(4)	—	$177.99	Feb 23, 2028	—	—	—	—
	—	—	—	—	—	683(5)	$87,957	—	—
	—	—	—	—	—	590(6)	$75,980	—	—
	—	—	—	—	—	709(7)	$91,305	—	—
	—	—	—	—	—	—	—	164(8)	$21,120
	22,727	6,278				1,982	$255,242	164	$21,120
(1)
These stock-settled stock appreciation rights were granted on February 27, 2018 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 27, 2019, can be exercised for up to five years from the date of grant and are fully vested.

(2)
These stock-settled stock appreciation rights were granted on February 26, 2019 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 26, 2020, can be exercised for up to five years from the date of grant and are fully vested.

(3)
These stock-settled stock appreciation rights were granted on February 25, 2020 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 25, 2021, can be exercised for up to seven years from the date of grant and are expected to fully vest on February 25, 2023.

(4)
These stock-settled stock appreciation rights were granted on February 23, 2021 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on February 23, 2022, can be exercised for up to seven years from the date of grant and are expected to fully vest on February 23, 2024.

(5)	These shares of restricted stock were granted on February 25, 2020 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on February 25, 2023.
(6)	These shares of restricted stock were granted on February 23, 2021 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on February 23, 2024.
(7)	These shares of restricted stock were granted on August 17, 2021 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock is expected to fully vest on August 17, 2024.
(8)
These PSUs were granted on August 17, 2021 pursuant to our 2015 Omnibus Incentive Plan and have a three-year performance period from July 1, 2021 – June 30, 2024. The actual number of shares that may be earned range from 0% to 200% and are based on the performance metrics of net sales growth and relative total shareholder return. The amounts presented herein reflect the threshold number of PSUs awarded.

(9)
These stock-settled stock appreciation rights were granted on April 1, 2019 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on April 1, 2020, can be exercised for up to five years from the date of grant and are fully vested.

(10)
These stock-settled stock appreciation rights were granted on August 20, 2019 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on August 20, 2020, can be exercised for up to five years from the date of grant and became fully vested on August 20, 2022.

(11)	These shares of restricted stock were granted on August 20, 2019 pursuant to our 2015 Omnibus Incentive Plan. The restricted stock became fully vested on August 20, 2022.
(12)
These stock-settled stock appreciation rights were granted on November 13, 2018 pursuant to our 2015 Omnibus Incentive Plan. The stock-settled stock appreciation rights vest ratably over a three-year period beginning on November 13, 2019, can be exercised for up to five years from the date of grant and are fully vested.

2022 Option Exercises and Stock Vested Table
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)(1)	(c)(1)	(d)(2)	(e)(2)
David A. Ciesinski	—	$—	3,852(3)	$647,483
Thomas K. Pigott	—	$—	913(3)	$141,387
Kristin J. Bird	—	$—	—	$—
Carl R. Stealey	—	$—	874(3)	$146,016
David S. Nagle	—	$—	680(3)	$114,301
(1)
The amounts reported in columns (b) and (c) reflect the exercise during fiscal 2022 of stock-settled stock appreciation rights by the named executive officers. The amounts reported in column (c) were computed using the aggregate number of shares acquired on exercise and the closing price of our shares on the respective dates of exercise.

(2)
The amounts reported in columns (d) and (e) reflect the vesting during fiscal 2022 of restricted stock awards for the named executive officers. The amounts reported in column (e) were computed using the number of shares acquired on vesting and the closing price of our shares on the respective date of vesting.

(3)	Shares reported reflect gross shares before tax settlement. A sufficient number of shares were withheld to cover the applicable taxes due upon exercise or vesting.
2022 Pension Benefits
We do not maintain any defined benefit plans or other plans with specified retirement benefits in which our named executive officers participate.
2022 Nonqualified Deferred Compensation Table
This table shows certain information for fiscal 2022 for each of our named executive officers under our DCP.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
David A. Ciesinski	$51,923	—	$6,966	—	$245,470
Thomas K. Pigott	$51,923	—	$1,615	—	$76,804
Kristin J. Bird	$51,923	—	$1,615	—	$76,804
Carl R. Stealey	$25,000	—	$3,667	—	$134,773
David S. Nagle	$—	—	$—	—	$—
(1)
The amounts reported for our named executive officers in this column are fully reported as part of the salary for each named executive officer in column (c) of the “2022 Summary Compensation Table” above.

(2)	None of the amounts reported for our named executive officers in this column are reported in the “2022 Summary Compensation Table” above.
(3)
The following amounts reported for our named executive officers in this column have been previously reported as compensation in our “Summary Compensation Table” included in prior years’ proxy statements: Mr. Ciesinski, $173,077; Mr. Pigott, $23,077; Ms. Bird, $23,077; and Mr. Stealey, $100,000.

For more information about our nonqualified deferred compensation plan, see “Compensation Discussion and Analysis” above.
Potential Payments Upon Termination or Change in Control
Our named executive officers may terminate employment with the Corporation under a number of different scenarios, including retirement, voluntary termination for good reason, voluntary termination without good reason, involuntary termination without cause, involuntary termination for cause, and termination in connection with a change in control, death or disability. Except as discussed below, we generally limit the payments or other forms of compensation that we will provide our named executive officers when their employment with the Corporation is terminated to compensation elements that we provide all our employees upon termination, namely payment of any earned but unpaid salary and accrued but unpaid vacation benefits.
Employment Agreements
We have an employment agreement with Mr. Ciesinski that provides for him to receive certain cash payments and other benefits if his employment is terminated with the Corporation. The terms “cause,” “good reason” and “change in control” are defined under this agreement. Cause generally means the employee’s willful engagement in malfeasance or felonious conduct that in any material respect impairs the reputation, goodwill or business position of the Corporation or involves misappropriation of the Corporation’s funds or other assets. Good reason generally means termination triggered by certain reductions in compensation, duties and responsibility and authority or certain changes in place of employment. Change in control generally means an event reportable by the Corporation on Form 8-K as a change in control and certain significant changes in the ownership of the Corporation’s Common Stock or in the makeup of the Board.
In the event Mr. Ciesinski is terminated by the Corporation without cause, by the Corporation as a result of giving notice of non-extension of the employment agreement, or by Mr. Ciesinski for good reason, then, subject to Mr. Ciesinski signing and not revoking a release of claims against the Corporation, he will receive as severance pay the greater of:
•	continued payment of his base salary for a period of twelve months, plus an amount equal to 80% of his salary in lieu of any annual incentive for the incomplete fiscal year; or
•	the amount due to Mr. Ciesinski under his change in control agreement to the extent any such amount becomes due (see discussion below).
Additionally, in the event Mr. Ciesinski’s termination occurs after the completion of our fiscal year but before the payment of his annual incentive, Mr. Ciesinski will be entitled to payment of his earned but unpaid annual incentive for such completed fiscal year.
Key Employee Change in Control Agreements
Messrs. Ciesinski, Nagle, Pigott and Stealey and Ms. Bird were party to Key Employee Change in Control Agreements with the Corporation in fiscal 2022. These agreements provide for certain cash payments and other benefits if employment is terminated with the Corporation after a change in control. The terms “cause,” “good reason” and “change in control” are defined under these agreements. Cause generally means the employee’s willful engagement in malfeasance or felonious conduct that in any material respect impairs the reputation, goodwill or business position of the Corporation or involves misappropriation of funds or other assets. Good reason generally means termination triggered by certain reductions in compensation, duties and responsibility and authority or certain changes in place of employment. Change in control generally means an event reportable by the Corporation on Form 8-K as a change in control and certain significant changes in the ownership of the Corporation’s Common Stock or in the makeup of the Board.
In the event employment is terminated on or within 12 months following a change in control, either by the Corporation without cause, or by the executive for good reason, the executive would be entitled to a lump sum severance payment equal to the sum of:
•	accrued and unpaid salary, accrued and unpaid annual incentive from any prior completed fiscal year, and a pro-rated portion of annual incentive for the current fiscal year;
•
three times the sum of base salary plus target level annual incentive for the current fiscal year for Mr. Ciesinski; or two times the sum of base salary plus target level annual incentive for the current fiscal year for Ms. Bird and Messrs. Pigott, Stealey and Nagle;

•	the sum of any unvested 401(k) balance, plus two times the aggregate matching contributions payable by the Corporation into the executive’s 401(k) account for the last completed calendar year; and
•	continued health, dental, long-term disability and life insurance coverage for two years following the executive’s date of termination.

Equity-Based Compensation Plans
Unvested restricted stock and unvested PSUs granted under our 2015 Omnibus Incentive Plan will vest in full (i.e., at target level performance for PSUs) upon a change in control either if it is not assumed by the surviving company or if it is assumed and there is a subsequent qualified termination of employment within 24 months. Unvested stock appreciation rights granted under the 2015 Omnibus Incentive Plan will vest upon a change in control in a pro rata amount based upon the length of time within the vesting period that has lapsed prior to the change in control.
Upon the death or disability (as defined in our equity incentive plans) of a named executive officer, all unvested restricted stock and all unvested PSUs granted to such named executive officer under our equity incentive plans will vest in full (i.e., at target level performance for PSUs). Unvested SSSARs granted to our named executive officers under our equity incentive plans are only subject to accelerated vesting upon death for awards that were granted beginning in calendar 2018 and upon disability for awards that were granted beginning in calendar 2020. Unvested SSSARs granted prior to these dates are forfeited to the Corporation for no consideration upon the death or disability of a named executive officer unless the named executive officer is retirement-eligible.
Tabular Disclosure. The tables below summarize the estimated amounts of payments or compensation our named executive officers may receive under particular termination scenarios. The amounts shown in this section assume the named executive officer is terminated as of June 30, 2022 and the price per share of our common shares equals $128.78, which was the closing price of our common shares on June 30, 2022, as reported on the Nasdaq Global Select Market. Actual amounts we may pay to any named executive officer upon termination of employment, however, can only be determined at the time of such named executive officer’s actual termination.
David A. Ciesinski. The following table shows the potential payments upon termination under various circumstances for David A. Ciesinski, our President and Chief Executive Officer and President of our specialty foods subsidiary, T. Marzetti Company.
Benefits and Payments Upon Termination	Retirement on 06/30/2022	Termination Without Cause or for Good Reason on 06/30/2022	Termination for Cause or Without Good Reason on 06/30/2022	Termination on or within 12 months of a Change in Control on 06/30/2022	Termination by Death on 06/30/2022	Termination by Disability on 06/30/2022
Compensation:
Salary(1)	$—	$—	$—	$—	$—	$—
Annual cash incentive compensation	$—	$—	$—	$—	$—	$—
Base salary and average annual incentive compensation lump sum(2)	$—	$1,521,000	$—	$5,450,250	$—	$—
Restricted stock	$—	$—	$—	$1,873,234	$1,873,234	$1,873,234
Performance share units	$—	$—	$—	$806,807	$806,807	$806,807
Stock appreciation rights	$—	$—	$—	$—	$—	$—
Employee stock ownership plan	$—	$—	$—	$—	$—	$—
Deferred compensation plan	$245,470	$245,470	$245,470	$245,470	$245,470	$245,470
401(k)	$—	$—	$—	$17,400	$—	$—
Benefits and Perquisites:
Health, disability and life insurance(3)	$—	$—	$—	$84,270	$150,000	$150,000(4)
Total	$245,470	$1,766,470	$245,470	$8,477,431	$3,075,511	$3,075,511

Thomas K. Pigott. The following table shows the potential payments upon termination under various circumstances for Thomas K. Pigott, our Chief Financial Officer, Vice President and Assistant Secretary.
Benefits and Payments Upon Termination	Retirement on 06/30/2022	Termination Without Cause or for Good Reason on 06/30/2022	Termination for Cause or Without Good Reason on 06/30/2022	Termination on or within 12 months of a Change in Control on 06/30/2022	Termination by Death on 06/30/2022	Termination by Disability on 06/30/2022
Compensation:
Salary(1)	$—	$—	$—	$—	$—	$—
Annual cash incentive compensation	$—	$—	$—	$—	$—	$—
Base salary and average annual incentive compensation lump sum(5)	$—	$—	$—	$1,962,000	$—	$—
Restricted stock	$—	$—	$—	$428,709	$428,709	$428,709
Performance share units	$—	$—	$—	$210,427	$210,427	$210,427
Stock appreciation rights	$—	$—	$—	$—	$—	$—
Employee stock ownership plan	$—	$—	$—	$—	$—	$—
Deferred compensation plan	$76,804	$76,804	$76,804	$76,804	$76,804	$76,804
401(k)	$—	$—	$—	$22,445	$—	$—
Benefits and Perquisites:
Health, disability and life insurance(3)	$—	$—	$—	$75,904	$150,000	$150,000(4)
Total	$76,804	$76,804	$76,804	$2,776,289	$865,940	$865,940
Kristin J. Bird. The following table shows the potential payments upon termination under various circumstances for Kristin J. Bird, President of the Foodservice Division of our specialty foods subsidiary, T. Marzetti Company.
Benefits and Payments Upon Termination	Retirement on 06/30/2022	Termination Without Cause or for Good Reason on 06/30/2022	Termination for Cause or Without Good Reason on 06/30/2022	Termination on or within 12 months of a Change in Control on 06/30/2022	Termination by Death on 06/30/2022	Termination by Disability on 06/30/2022
Compensation:
Salary(1)	$—	$—	$—	$—	$—	$—
Annual cash incentive compensation	$—	$—	$—	$—	$—	$—
Base salary and average annual incentive compensation lump sum(6)	$—	$—	$—	$1,481,536	$—	$—
Restricted stock(7)	$—	$29,233	$—	$302,762	$302,762	$302,762
Performance share units	$—	$—	$—	$126,204	$126,204	$126,204
Stock appreciation rights(7)	$—	$—	$—	$—	$—	$—
Employee stock ownership plan	$—	$—	$—	$—	$—	$—
Deferred compensation plan	$76,804	$76,804	$76,804	$76,804	$76,804	$76,804
401(k)	$—	$—	$—	$23,200	$—	$—
Benefits and Perquisites:
Health, disability and life insurance(3)	$—	$—	$—	$71,682	$150,000	$150,000(4)
Total	$76,804	$106,037	$76,804	$2,082,188	$655,770	$655,770

Carl R. Stealey. The following table shows the potential payments upon termination under various circumstances for Carl R. Stealey, President of the Retail Division of our specialty foods subsidiary, T. Marzetti Company.
Benefits and Payments Upon Termination	Retirement on 06/30/2022	Termination Without Cause or for Good Reason on 06/30/2022	Termination for Cause or Without Good Reason on 06/30/2022	Termination on or within 12 months of a Change in Control on 06/30/2022	Termination by Death on 06/30/2022	Termination by Disability on 06/30/2022
Compensation:
Salary(1)	$—	$—	$—	$—	$—	$—
Annual cash incentive compensation	$—	$—	$—	$—	$—	$—
Base salary and average annual incentive compensation lump sum(8)	$—	$—	$—	$1,481,536	$—	$—
Restricted stock	$—	$—	$—	$273,529	$273,529	$273,529
Performance share units	$—	$—	$—	$126,204	$126,204	$126,204
Stock appreciation rights	$—	$—	$—	$—	$—	$—
Employee stock ownership plan	$—	$—	$—	$—	$—	$—
Deferred compensation plan	$134,773	$134,773	$134,773	$134,773	$134,773	$134,773
401(k)	$—	$—	$—	$17,534	$—	$—
Benefits and Perquisites:
Health, disability and life insurance(3)	$—	$—	$—	$72,970	$150,000	$150,000(4)
Total	$134,773	$134,773	$134,773	$2,106,546	$684,506	$684,506
David S. Nagle. The following table shows the potential payments upon termination under various circumstances for David S. Nagle, Chief Supply Chain Officer for our specialty foods subsidiary, T. Marzetti Company.
Benefits and Payments Upon Termination	Retirement on 06/30/2022	Termination Without Cause or for Good Reason on 06/30/2022	Termination for Cause or Without Good Reason on 06/30/2022	Termination on or within 12 months of a Change in Control on 06/30/2022	Termination by Death on 06/30/2022	Termination by Disability on 06/30/2022
Compensation:
Salary(1)	$ —	$ —	$ —	$—	$—	$—
Annual cash incentive compensation	$—	$—	$—	$—	$—	$—
Base salary and average annual incentive compensation lump sum(9)	$—	$—	$—	$1,393,590	$—	$—
Restricted stock	$—	$—	$—	$255,242	$255,242	$255,242
Performance share units	$—	$—	$—	$105,213	$105,213	$105,213
Stock appreciation rights	$—	$—	$—	$—	$—	$—
Employee stock ownership plan	$—	$—	$—	$—	$—	$—
Deferred compensation plan	$—	$—	$—	$—	$—	$—
401(k)	$—	$—	$—	$22,942	$—	$—
Benefits and Perquisites:
Health, disability and life insurance(3)	$—	$—	$—	$84,268	$150,000	$150,000(4)
Total	$—	$—	$—	$1,861,255	$510,455	$510,455
(1)	Assumes, as of June 30, 2022, the amount of base salary payable to the named executive officers for services rendered during fiscal 2022 has been paid.
(2)
For a termination without cause or for good reason, this amount is equal to the sum of Mr. Ciesinski’s base salary ($845,000) plus 80% of his base salary for the current fiscal year ($676,000) in lieu of any other unpaid bonus at the time of termination, for a total of $1,521,000, pursuant to his Employment Agreement discussed above. For a termination subsequent to a change in control, this amount is equal to three times the sum of (a) Mr. Ciesinski’s base salary ($845,000) plus (b) his target level annual incentive for the current fiscal year ($971,750), for a total of $5,450,250, pursuant to his Change in Control Agreement discussed above.

(3)
For a termination subsequent to a change in control, this amount is equal to the estimated cost of continued health, dental, long-term disability and life insurance coverage for two years following the date of termination.

(4)	These amounts reflect an assumption that the officer will receive the maximum available disability payment.

(5)
For a termination subsequent to a change in control, this amount is equal to two times the sum of Mr. Pigott’s base salary ($545,000) plus his target level annual incentive for the current fiscal year ($436,000), for a total of $1,962,000, pursuant to his Change in Control Agreement discussed above.

(6)
For a termination subsequent to a change in control, this amount is equal to two times the sum of Ms. Bird’s base salary ($435,746) plus her target level annual incentive for the current fiscal year ($305,022), for a total of $1,481,536, pursuant to her Change in Control Agreement discussed above.

(7)	Upon a termination by the Corporation without cause or by the grantee for good reason, unvested restricted stock awards and stock appreciation rights granted prior to 2020 vest in full.
(8)
For a termination subsequent to a change in control, this amount is equal to two times the sum of Mr. Stealey’s base salary ($435,746) plus his target level annual incentive for the current fiscal year ($305,022), for a total of $1,481,536, pursuant to his Change in Control Agreement discussed above.

(9)
For a termination subsequent to a change in control, this amount is equal to two times the sum of Mr. Nagle’s base salary ($422,300) plus his target level annual incentive for the current fiscal year ($274,495), for a total of $1,393,590, pursuant to his Change in Control Agreement discussed above.

CEO Pay Ratio Disclosure
We identified our median employee from our entire employee population (excluding the CEO) to provide a ratio comparison of the total compensation of Mr. Ciesinski, our CEO, with the total compensation of the median employee. In doing so, we annualized the compensation of all full-time and part-time employees. The compensation of our median employee, a data analyst, was determined as of April 30, 2022 in accordance with the methodology and components used in the Summary Compensation Table for the Corporation’s named executive officers. The 2022 total compensation was $49,121 for our median employee and $3,744,293 for Mr. Ciesinski. Based on this determination, the ratio of annual total compensation for Mr. Ciesinski to that of the median employee is estimated to be 76 to 1. The applicable SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies and assumptions and, as a result, our estimated pay ratio may not be comparable to the pay ratios disclosed by other companies.

COMPENSATION OF DIRECTORS
2022 Director Compensation Table
The following table summarizes compensation earned during fiscal 2022 by our directors (other than Mr. Ciesinski):
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(g)	(h)
Neeli Bendapudi	$105,000	$99,884	$1,737	$206,621
Barbara L. Brasier	$92,500	$99,884	$1,737	$194,121
William H. Carter	$115,000	$99,884	$1,737	$216,621
Robert L. Fox	$100,000	$99,884	$1,737	$201,621
Elliot K. Fullen	$91,875	$99,884	$950	$192,709
John B. Gerlach, Jr.(4)	$—	$—	$314,458	$314,458
Alan F. Harris	$117,500	$99,884	$1,737	$219,121
Michael H. Keown	$90,000	$99,884	$1,737	$191,621
Robert P. Ostryniec	$107,500	$99,884	$1,737	$209,121
(1)	The amounts shown in column (b) represent compensation amounts discussed in the narrative below.
(2)
The amounts reported in column (c) reflect the aggregate grant date fair value of restricted stock received by each of our directors, which was computed in accordance with FASB ASC Topic 718. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2022, those assumptions can be found in footnote 10 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022. The nonemployee directors had restricted stock awards outstanding as of June 30, 2022 for the following number of shares: Dr. Bendapudi, 616; Ms. Brasier, 616; Mr. Carter, 616; Mr. Fox, 616; Mr. Fullen, 616; Mr. Harris, 616; Mr. Keown, 616, and Mr. Ostryniec, 616. Each nonemployee director received a grant of 616 shares of restricted stock on November 10, 2021 under our 2015 Omnibus Incentive Plan. These grants of restricted stock will vest on November 10, 2022.

(3)	Except as set forth in footnote 4 below, the amounts shown in column (g) for nonemployee directors represent dividends paid on restricted stock awards that vested during fiscal 2022.
(4)
This amount consists of (A) $300,000 in salary for Mr. Gerlach’s service as our Executive Chairman; (B) $548 in life insurance premium payments; and (C) $13,910 of perquisites and other personal benefits in the aggregate consisting of (i) matching contributions to our 401(k) Plan, (ii) payment of travel insurance premiums, and (iii) payment of business-related professional and filing fees.

Our Compensation Committee reviews the level of compensation of our nonemployee directors on an annual basis. We have historically obtained data from a number of different sources to determine the appropriateness of the current level of compensation for our nonemployee directors, including:
•	publicly available data describing director compensation at companies in our peer group;
•	data collected by our corporate administration; and
•	information obtained directly from other companies.
We compensate our nonemployee directors through a mix of cash and equity-based compensation. Except as noted in the footnotes above, our nonemployee directors received compensation for fiscal 2022 at the following annual rates:
•	a retainer of $75,000;
•	$17,500 for the Chairperson of the Audit Committee;
•	$15,000 for the Chairperson of the Compensation Committee;
•	$10,000 for the Chairperson of the Nominating and Governance Committee;
•	$10,000 for service on the Audit Committee;
•	$7,500 for service on any other committee, including any ad-hoc committee;
•	$25,000 for the Lead Independent Director; and
•	a grant of 616 shares of restricted stock to each nonemployee director, with a market value of approximately $100,000 at the time of the grant.

We also reimburse expenses incurred by our nonemployee directors to attend Board and committee meetings. Directors who are also our employees do not receive cash or equity compensation for services on our Board in addition to compensation payable for their services as employees.
The restricted stock granted to our nonemployee directors generally vests one year from the grant date, or earlier upon a change in control of the Corporation, or the death or disability of the recipient. Dividends on the shares of restricted stock are held in escrow until the shares vest. The value of these grants is determined based on the recommendation of the Compensation Committee.
In 2012, the Board adopted and implemented share ownership guidelines to further align the interests of the Corporation’s independent directors and the Corporation’s shareholders. These were updated in 2016 to require each independent director to own common shares of the Corporation with a value equal to at least four times the annual cash retainer for independent directors. These new requirements were effective beginning in fiscal 2017. Each director to whom this policy applies shall have until the later of five years from the date of adoption of this policy or five years from the date such director became subject to this policy to achieve the applicable guideline level of ownership. As of June 30, 2022, all of the Corporation’s independent directors already met these guidelines or were on track to comply with these guidelines within the specified period of time.
For fiscal 2022, Mr. Gerlach’s salary as Executive Chairman was $300,000, the same amount established in fiscal 2021 at his request and with concurrence from the Compensation Committee.
Equity Compensation Plan Information Table
The following table contains information as of June 30, 2022 regarding the Corporation’s 2015 Omnibus Incentive Plan:
Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	40,696(1)	$158.12(2)	1,049,647
Equity compensation plans not approved by security holders	—	—	—
Total	40,696	$158.12	1,049,647
(1)
This amount assumes outstanding stock-settled stock appreciation rights conversion at the June 30, 2022 closing price of $128.78 for the determination of the number of shares to be issued upon exercise of the rights. This amount also includes 38,610 shares subject to outstanding PSUs. The number of shares subject to outstanding PSUs is presented using maximum levels for performance conditions for which the performance period has not been completed.

(2)	This does not include PSUs, as they have no associated exercise price.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Dr. Bendapudi and Messrs. Carter, Fox and Ostryniec served on the Compensation Committee during fiscal 2022. None of the members of the Compensation Committee during fiscal 2022 had at any time been an officer or employee of the Corporation or of any of its subsidiaries. None of the members of the Compensation Committee during fiscal 2022 had any related person transaction with the Corporation required to be disclosed under Item 404 of Regulation S-K. No executive officer of the Corporation served as a member of the compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Board or Compensation Committee during fiscal 2022 such that the service would constitute an interlock under Item 407(e)(4) of Regulation S-K.

COMPENSATION COMMITTEE REPORT
The following report has been submitted by the Compensation Committee:
The Compensation Committee has reviewed and discussed the Corporation’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s definitive Proxy Statement on Schedule 14A for the Annual Meeting, which is incorporated by reference in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, each as filed with the SEC.
The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, as amended.
Respectfully submitted,

Neeli Bendapudi, Chairperson
William H. Carter
Robert L. Fox
Robert P. Ostryniec

PROPOSAL TWO
NON-BINDING VOTE ON THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS
As required under Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the 2022 Annual Meeting:
RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2022 Annual Meeting, is hereby APPROVED.
The Board of Directors recommends a vote “FOR” this proposal by executing and returning the enclosed proxy card.
This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board has determined that this advisory vote of our shareholders should occur annually. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. Before you vote, please review the “Executive Summary” section, as well as the rest of our Compensation Discussion and Analysis above and the tabular and narrative disclosure that follows the Compensation Discussion and Analysis. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee. The next shareholder advisory vote with respect to the compensation of our executive officers is expected to occur at our 2023 Annual Meeting.
You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on the Corporation or our Board. However, the Board values the views of the Corporation’s shareholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

AUDIT COMMITTEE REPORT
The Audit Committee is comprised solely of nonemployee directors, each of whom has been determined by the Board to be independent under the requirements of Nasdaq and SEC rules. In addition, the Board has determined that Ms. Brasier and Messrs. Carter and Harris qualified as “financial experts” under SEC rules. The Audit Committee held four meetings during fiscal 2022. The Audit Committee operates under a written charter, which is available on the corporate governance page of the Corporation’s web site at www.lancastercolony.com/investors/corporate-governance/governance-documents/default.aspx. Under the charter, the Audit Committee’s responsibilities include:
•	appointment and oversight of the independent auditor;
•	approval of the fees and other compensation to be paid to the Corporation’s independent auditor;
•	pre-approval of all auditing services and permitted non-audit services by the Corporation’s independent auditor;
•	review of the Corporation’s annual financial statements to be included in the Corporation’s Annual Report on Form 10-K;
•	oversight of the review and response to complaints made to the Corporation regarding accounting, internal controls and auditing matters;
•	oversight of the internal audit function; and
•	review and approval of related party transactions.
Management is responsible for the Corporation’s internal controls and preparing the Corporation’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Corporation’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon and also auditing the effectiveness of internal control over financial reporting and issuing a report thereon. Their audits are performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Corporation’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with the Corporation’s internal auditors and the Corporation’s independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews the Corporation’s programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at the Corporation’s expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended June 30, 2022. The Audit Committee has also reviewed and discussed management’s assessment of internal control over financial reporting with management and Deloitte & Touche LLP. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its reports on the Corporation’s annual financial statements, and that the Corporation maintained, in all material respects, effective internal control over financial reporting as of June 30, 2022.
The Audit Committee reviewed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee discussed with Deloitte & Touche LLP their independence from management, and the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence.

Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP, referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended June 30, 2022 in the Corporation’s Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted,

William H. Carter, Chairperson
Barbara L. Brasier
Elliot K. Fullen
Alan F. Harris
Robert P. Ostryniec

PROPOSAL THREE
RATIFICATION OF THE SELECTION OF THE CORPORATION’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Corporation’s independent auditors since 1961 and audited the consolidated financial statements for the year ended June 30, 2022. The Audit Committee is directly responsible for the appointment of the Corporation’s independent registered public accounting firm and has appointed Deloitte & Touche LLP to audit the Corporation’s financial statements for the year ending June 30, 2023. Although it is not required to do so, the Audit Committee has determined to submit its selection of the independent registered public accounting firm to the Corporation’s shareholders for ratification of its action as a matter of good corporate governance. In the event that Deloitte & Touche LLP is not ratified at the Annual Meeting by the holders of a majority of the outstanding shares of Common Stock of the Corporation, the Audit Committee will evaluate such shareholder vote when considering the selection of an independent registered public accounting firm to serve as the Corporation’s auditors for the 2024 fiscal year.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending June 30, 2023 by executing and returning the enclosed proxy card.

AUDIT AND RELATED FEES
The following table recaps Deloitte & Touche LLP fees pertaining to the fiscal years ended June 30, 2022 and 2021:
	2022	2021
Audit Fees	$1,550,900	$1,507,425
Audit-Related Fees	$81,400	$21,000
Tax Fees	$—	$—
All Other Fees	$54,074	$—
Total Fees	$1,686,374	$1,528,425
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has established a policy regarding review and pre-approval of all audit and non-audit services expected to be performed by the Corporation’s independent registered public accounting firm. When considering requests for non-audit services, the Audit Committee evaluates whether the proposed engagement risks compromise the accounting firm’s independence by specifically considering the volume of the proposed non-audit services and whether those non-audit services are likely to cause the accounting firm to function in a management role, to be put in the position of auditing its own work, or to serve in an advocacy role for the Corporation. Absent strong countervailing considerations, the Audit Committee will generally not approve non-audit services if the aggregate fees for non-audit services for the year will exceed the aggregate fees for audit services, audit-related services and tax compliance services for the year. The policy also prohibits the Corporation’s accounting firm from providing certain services described in the policy as prohibited services.
Generally, requests for non-audit services are submitted in writing to the Audit Committee by the Corporation’s officer or employee requesting such services, along with specific supporting information described in the policy. Typically, the Audit Committee will approve non-audit services provided by the accounting firm that are closely related to the audit services, audit-related services and tax compliance services already being provided by the accounting firm, including due diligence services, subject to the fee policy described above. Between Audit Committee meetings, any two Audit Committee members may review and approve requests for non-audit services in accordance with the policy that are budgeted for $50,000 or less, provided that the pre-approval is reported not later than the next meeting of the Audit Committee.
The Audit Committee’s pre-approval policies and procedures for non-audit services are described in the “Statement of Policy of the Audit Committee of Lancaster Colony Corporation Pre-Approval of Engagements With the Independent Registered Public Accounting Firm for Non-Audit Services,” which is attached to the Corporation’s Audit Committee charter as Appendix A. For the fiscal year ended June 30, 2022, any and all non-audit services described above were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Mr. John B. Gerlach, Jr. serves as a Director of the Corporation and is the Executive Chairman of the Board. He is the son of Mrs. Dareth A. Gerlach, a beneficial owner of more than five percent of the Corporation’s common stock.
The Corporation’s Audit Committee reviews and approves or ratifies any transaction between the Corporation and a “related person” (as that term is defined under Item 404 of Regulation S-K) that is required to be disclosed under the SEC’s related person transaction rules. In general, the Audit Committee charter provides that, when reviewing related person transactions, the Audit Committee will consider the following:
•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction;
•	the significance of the transaction to the related person;
•	the significance of the transaction to the Corporation;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Corporation; and
•	any other matters the Audit Committee deems appropriate.
In the event of any conflict between this related-persons transaction policy and any similar policies contained in the Corporation’s Code of Business Ethics, Standards of Conduct or other corporate governance documents, the terms of the related persons transaction policy will control. This related-persons transaction policy is contained in the Audit Committee charter, a current copy of which is posted on the corporate governance page of the Corporation’s web site at www.lancastercolony.com/investors/corporate-governance/governance-documents/default.aspx.
SHAREHOLDER PROPOSALS
Shareholder proposals intended to be included in the Proxy Statement for the 2023 Annual Meeting of Shareholders must be received by the Secretary of the Corporation at its principal executive offices no later than June 13, 2023. In addition, under the advance notice provision of the Corporation’s Amended and Restated Code of Regulations, shareholder proposals received by the Secretary of the Corporation less than 60 days or more than 90 days before the 2023 Annual Meeting (or, if less than 75 days’ notice or prior public disclosure of the date of the 2023 Annual Meeting is given or made, by the close of business on the 15th day after the date on which such notice or disclosure of the date of the 2023 Annual Meeting is first given or made) will be untimely and will not be considered at that meeting. The advance notice provisions of our Regulations do not change the deadline noted above for inclusion of shareholder proposals in the Corporation’s Proxy Statement. In order to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice to the Secretary of the Corporation that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 10, 2023.
OTHER MATTERS
As of the date of this Proxy Statement, the Board knows of no other business that will come before the Annual Meeting. Should any other matter requiring the vote of the shareholders arise, the enclosed proxy confers upon the proxy holders discretionary authority to vote the same in respect to the resolution of such other matters as they, in their best judgment, believe to be in the interest of the Corporation. For information on how to attend and vote during the Annual Meeting, please review the information below or contact the Corporation’s Secretary at 380 Polaris Parkway, Suite 400, Westerville, Ohio 43082 or (614) 224-7141 or ir@lancastercolony.com.
If you share an address with another of our shareholders and wish to have your future proxy statements and annual reports householded, please contact our Corporate Secretary at the above address or telephone number.

Information about the 2022 Virtual Annual Meeting and Voting Electronically
Shareholders of record may vote all shares registered in their name during the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/LANC2022 and entering the 16-digit control number included on the proxy card.
Following the formal business portion of the meeting, the Corporation plans to conduct a question-and-answer session during which shareholders of record may submit questions. Shareholders who are logged into the webcast can submit a question beginning 15 minutes prior to the start of the Annual Meeting and continuing until the time that the question-and-answer session is concluded, by simply typing it into the “ask a question” box and clicking “submit”. All submitted questions should follow the Rules of Conduct posted at www.virtualshareholdermeeting.com/LANC2022. The Rules of Conduct will also be available one week in advance of the Annual Meeting at www.lancastercolony.com.
Any shareholder who is having challenges logging into or participating in the Annual Meeting can access toll-free technical support by calling the telephone number that will be posted on the Virtual Annual Meeting login page.
A replay of the Annual Meeting, including the questions answered during the meeting, will be available on our website at www.lancastercolony.com for 30 days after the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 9, 2022
This Proxy Statement, the Proxy Card and the Corporation’s 2022 Annual Report to Shareholders, which includes the Corporation’s Annual Report on Form 10-K, are available free of charge at materials.proxyvote.com/513847.
By Order of the Board of Directors,

John B. Gerlach, Jr.
Executive Chairman of the Board
October 11, 2022

LANCASTER COLONY CORPORATION
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on November 8, 2022 for shares held directly and by 11:59 P.M. ET on November 6, 2022 for shares held in an ESOP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LANC2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on November 8, 2022 for shares held directly and by 11:59 P.M. ET on November 6, 2022 for shares held in an ESOP Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D91203-P79997 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANCASTER COLONY CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect four directors, each for a term that expires in 2025.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Barbara L. Brasier
02) David A. Ciesinski
03) Elliot K. Fullen
04) Alan F. Harris

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D91204-P79997

LANCASTER COLONY CORPORATION
Annual Meeting of Shareholders
November 9, 2022 1:00 PM
This proxy is solicited on behalf of the Board of Directors

The shareholder hereby appoints Dale N. Ganobsik, John B. Gerlach, Jr. and Thomas K. Pigott, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LANCASTER COLONY CORPORATION that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held exclusively online at www.virtualshareholdermeeting.com/LANC2022 at 1:00 PM, ET on November 9, 2022 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In respect of any other business that may properly come before the Annual Meeting, the proxy holders appointed herein shall have discretionary authority to vote as they, in their best judgment, believe to be in the interest of the Corporation.

ESOP Plan Participants: This card also constitutes voting instructions for participants in the Lancaster Colony Corporation Employee Stock Ownership Plan and Trust Agreement (the "ESOP"). Your signature on the reverse side of this card will direct the trustee of the ESOP to vote all the shares of Common Stock of Lancaster Colony Corporation allocated to your ESOP account in accordance with your instructions on this card. If no instructions have been received from an ESOP participant, the trustee will vote the shares allocated to that participant's ESOP account in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares during the meeting. Your voting instructions must be received by 11:59 p.m., Eastern Time, on November 6, 2022. The trustee of the ESOP will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

Continued and to be signed on reverse side